UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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❑	Soliciting Material Pursuant to §240.14a-12
Investors Bancorp, Inc.

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101 JFK Parkway
Short Hills, New Jersey 07078
April 3, 2014
Dear Fellow Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Investors Bancorp, Inc., which will be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901, on May 1, 2014, at 9:00 a.m., local time.
The business to be conducted at the Annual Meeting consists of the election of four directors, an advisory (non-binding) vote to approve the compensation paid to our named executive officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the calendar year ending December 31, 2014. Your Board of Directors has determined that an affirmative vote on each of these matters is in the best interests of Investors Bancorp, Inc. and its stockholders and unanimously recommends a vote “FOR” the election of each of the nominees for director, “FOR” approval on an advisory basis of executive compensation and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.
Your vote is very important regardless of the number of shares you own. We urge you to complete, sign and return the enclosed Proxy Card as soon as possible, or to vote by Internet or telephone as described on your Proxy Card, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
On behalf of the Board of Directors, officers and employees of Investors Bancorp, Inc., we thank you for your continued support.

Sincerely,
/s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
(973) 924-5100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 1, 2014
NOTICE IS HEREBY GIVEN THAT the 2014 Annual Meeting of Stockholders of Investors Bancorp, Inc. will be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901, on May 1, 2014, at 9:00 a.m., local time, to consider and vote upon the following matters:

1.	To elect four persons to serve as directors of Investors Bancorp, Inc., each for a three-year term, and until their successors are elected and qualified.

2.	An advisory (non-binding) vote to approve the compensation paid to our named executive officers.

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2014.

4.	To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting.
The Board of Directors of Investors Bancorp, Inc. has fixed March 27, 2014 as the record date for determining the stockholders entitled to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.
The Board of Directors of Investors Bancorp, Inc. unanimously recommends that you vote “FOR” each of the nominees for director listed in the Proxy Statement, “FOR” approval on an advisory basis of executive compensation and “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2014.
The Board of Directors of Investors Bancorp, Inc. requests that you complete, sign and mail the enclosed Proxy Card promptly in the enclosed postage-paid envelope. You may also vote by Internet or telephone as described on your Proxy Card. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or voted by Internet or telephone.

By Order of the Board of Directors Investors Bancorp, Inc.

/s/ Patricia E. Brown
Patricia E. Brown Corporate Secretary
Short Hills, New Jersey
April 3, 2014
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR TO VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON YOUR PROXY CARD.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2014 — Investors Bancorp, Inc.’s 2013 Annual Report Form 10K and Proxy Statement is available at www.proxydocs.com/isbc

INVESTORS BANCORP, INC.
PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 1, 2014
GENERAL INFORMATION
This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Investors Bancorp, Inc. (“Investors Bancorp” or the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at the 2014 Annual Meeting of Stockholders. The Annual Meeting will be held on May 1, 2014, at 9:00 a.m., local time, at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.
This Proxy Statement is dated April 3, 2014 and is first being mailed to stockholders of Investors Bancorp on or about April 3, 2014.
The Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901, on May 1, 2014, at 9:00 a.m., local time.

Record Date	March 27, 2014.

Shares Entitled to Vote	139,666,833 shares of Investors Bancorp common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting
To consider and vote on the election of four directors, approval of the compensation paid to our named executive officers and the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Vote Required
Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The advisory vote to approve executive compensation and the ratification of KPMG LLP as the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” All votes on each proposal will include the vote of Investors Bancorp, MHC, which, as of March 27, 2014, owns 61.36% of the outstanding shares of common stock.

Your Board of Directors Recommends You Vote in Favor of the Proposals
Your Board of Directors unanimously recommends that stockholders vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval on an advisory basis of executive compensation and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2014.

Investors Bancorp
Investors Bancorp, a Delaware corporation, is the bank holding company for Investors Bank, an FDIC-insured, New Jersey-chartered capital stock savings bank that operates 129 full-service banking offices in New Jersey and New York. At December 31, 2013, Investors Bancorp had $15.62 billion in total assets. Investors Bancorp’s principal executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078, and our telephone number is (973) 924-5100.

Who Can Vote
The Board of Directors has fixed March 27, 2014 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Investors Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On March 27, 2014, 139,666,833 shares of Investors Bancorp common stock were outstanding and held by approximately 13,000 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting.
How Many Votes You Have
Each holder of shares of Investors Bancorp common stock outstanding on March 27, 2014 will be entitled to one vote for each share held of record. However, Investors Bancorp’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Investors Bancorp (other than the Mutual Holding Company and any tax qualified plan of the Company) are not entitled to vote any of the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as by any person acting in concert with, such person or entity.
Matters to Be Considered
The purpose of the Annual Meeting is to elect four directors, to approve the compensation paid to our named executive officers and to ratify the appointment of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2014.
You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. We may adjourn or postpone the Annual Meeting for the purpose, among others, of allowing additional time to solicit proxies.
How to Vote
You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the four nominees for director, “FOR” approval on an advisory basis of executive compensation and “FOR” the ratification of the appointment of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2014.
Stockholders of record can vote in person at the Annual Meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the Annual Meeting. The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies in the Proxy Card in their best judgment.
Participants in Investors Bancorp Benefit Plans
If you are a participant in the Investors Bank Employee Stock Ownership Plan or another benefit plan through which you own shares of Investors Bancorp common stock, you will have received with this Proxy Statement voting instruction forms that reflect all shares you may vote under the plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Investors Bancorp common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote your shares in accordance with the terms of the respective plans.
Quorum and Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted on certain matters is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “Withheld”. The advisory vote to approve executive compensation and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN”. All such votes on each proposal will include the vote of Investors Bancorp, MHC, which, as of March 27, 2014, owns 61.36% of the outstanding shares of common stock.
Revocability of Proxies
You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Investors Bancorp prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.
Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
Attention:    Patricia E. Brown, Corporate Secretary
If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies
Investors Bancorp will bear the entire cost of soliciting proxies. In addition to solicitation of proxies by mail, Investors Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Investors Bancorp common stock and secure their voting instructions, if necessary. Investors Bancorp will reimburse such holders of record for their reasonable expenses in taking those actions. If necessary, Investors Bancorp may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.
Recommendation of the Board of Directors
Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval on an advisory basis of executive compensation and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2014.

Security Ownership of Certain Beneficial Owners and Management
Persons and groups who beneficially own in excess of five percent of Investors Bancorp’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of March 27, 2014, certain information as to the shares of Investors Bancorp common stock owned by persons who beneficially own more than five percent of Investors Bancorp’s issued and outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Investors Bancorp common stock as of March 27, 2014. For purposes of the following table and the table included under the heading “Directors and Executive Officers,” and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power, or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after March 27, 2014.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding (1)
Investors Bancorp, MHC 101 JFK Parkway Short Hills, NJ 07078	85,701,807 (2)	61.36%
 (1) Based on 139,666,833 shares of Investors Bancorp common stock outstanding as of March 27, 2014.

Directors and Executive Officers
The following table sets forth information about shares of Investors Bancorp common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of March 27, 2014.

Name	Position(s) held with Investors Bancorp Inc. and/or Investors Bank	Shares Owned Directly and Indirectly (1)	Options Exercisable within 60 days	Beneficial Ownership	Percent of Class	Unvested Stock Awards Included in Beneficial Ownership
NOMINEES
Dennis M. Bone (2)	Director	16,488	—	16,488	*	—
Doreen R. Byrnes	Director	58,976	175,000	233,976	*	—
William V. Cosgrove	Director	30,373	100,000	130,373	*	—
Brendan J. Dugan (2)	Director	4,200	—	4,200	*	—

INCUMBENT DIRECTORS
Robert M. Cashill	Chairman	238,001	350,000	588,001	*	—
Kevin Cummings	Director, President and Chief Executive Officer	513,774	450,000	963,774	*	—
Brian D. Dittenhafer	Director	90,807	205,178	295,985	*	—
Michele N. Siekerka (2)	Director	21,538	27,689	49,227	*	—
Robert C. Albanese (2)	Director	14,976	13,844	28,820	*	—
Domenick A. Cama	Director, Senior Executive Vice President and Chief Operating Officer	379,522	400,000	779,522	*	—
James J. Garibaldi	Director	1,000	—	1,000	*	—
James H. Ward III	Director	126,102	—	126,102	*	—

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Richard S. Spengler	Executive Vice President and Chief Lending Officer	224,776	200,000	424,776	*	—
Paul Kalamaras	Executive Vice President and Chief Retail Banking Officer	175,658	140,000	315,658	*	—
Thomas F. Splaine, Jr.	Senior Vice President and Chief Financial Officer	132,514	175,000	307,514	*	—
All directors and executive officers as a group (15 persons) (3)		2,028,705	2,236,711	4,265,416	3.05%	—

*	Less than 1%

(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.

(2)	Messrs. Bone and Albanese and Ms. Siekerka were appointed to the board of directors on December 6, 2013. Mr. Dugan was appointed to the board of directors on August 27, 2013.

(3)
Includes 46,244 shares of common stock allocated to the accounts of executive officers under the Investors Bank Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,207,828 shares of common stock of which 2,977,851 are unallocated and held for the future benefit of all employee participants. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.

PROPOSAL I—ELECTION OF INVESTORS BANCORP DIRECTORS
General
Investors Bancorp’s Board of Directors currently consists of twelve (12) members and is divided into three classes, with one class of directors elected each year. Each of the 12 members of the Board of Directors also serves as a director of Investors Bank and Investors Bancorp, MHC. The current Bylaws of Investors Bancorp provide that a director shall retire from the Board at the annual meeting of the Board immediately following the year in which the director attains age seventy-five.
Four directors will be elected at the Annual Meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Dennis M. Bone, Doreen R. Byrnes, William V. Cosgrove and Brendan J. Dugan for election as directors, each of whom has agreed to serve if so elected. All will serve until their respective successors have been elected and qualified.
Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which any such nominee was selected. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed Proxy Card, if executed and returned, will be voted “FOR” the election of all nominees.
In the event that any nominee is unable or declines to serve, the persons named in the Proxy Card as proxies will vote with respect to a substitute nominee designated by Investors Bancorp’s current Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

INVESTORS BANCORP’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED IN THIS PROXY
STATEMENT.

Directors and Executive Officers of Investors Bancorp and Investors Bank
Investors Bancorp has twelve directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Investors Bank will be elected by Investors Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of March 27, 2014, the years when they began serving as directors of Investors Bank and when their current term expires.

Name(1)	Position(s) Held With Investors Bancorp	Age	Director Since	Current Term Expires
NOMINEES
Dennis M. Bone	Director	62	2013(2)	2014
Doreen R. Byrnes	Director	64	2002	2014
William V. Cosgrove	Director	66	2011	2014
Brendan J. Dugan	Director	66	2013(3)	2014

INCUMBENT DIRECTORS
Robert M. Cashill	Chairman	71	1998	2015
Kevin Cummings	Director, President and Chief Executive Officer	59	2008	2015
Brian D. Dittenhafer	Lead Director	71	1997	2015
Michele N. Siekerka	Director	49	2013(2)	2015

Robert C. Albanese	Director	66	2013(2)	2016
Domenick A. Cama	Director, Senior Executive Vice President and Chief Operating Officer	57	2011	2016
James J. Garibaldi	Director	62	2012	2016
James H. Ward III	Director	65	2009	2016

(1)
The mailing address for each person listed is 101 JFK Parkway, Short Hills, New Jersey 07078. Each of the persons listed as a director is also a director of Investors Bank, as well as Investors Bancorp, MHC.

(2)	Appointed director on December 6, 2013 in connection with the acquisition of Roma Financial Corporation.

(3)	Appointed director on August 27, 2013.
The following information describes the business experience for each of the Company’s directors and executive officers.
Nominees for Director
Term to Expire 2017
Dennis M. Bone was appointed to the board of directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s merger with Roma Financial Corporation. Mr. Bone was a director of Roma Financial Corporation since 2011, and is the Director of the Feliciano Center for Entrepreneurship at Montclair State University. Previously, Mr. Bone served as President of Verizon New Jersey. Mr. Bone has over 33 years’ experience with Verizon and was responsible for all of Verizon’s corporate interests in New Jersey. Active in his community, Mr. Bone is on the Board of Trustees of the New Jersey Institute of Technology, the New Jersey Center for Teaching and Learning, and the New Jersey State Chamber of Commerce. In addition, Mr. Bone is Chairman of the New Jersey State Employment and training Commission, and was the founding Chairman of Choose New Jersey. Mr. Bone previously served on the board of trustees of the Liberty Science Center (12 years), the board of directors of the New Jersey Performing Arts Center (12 years), the Aviation Research Technology Park (2 years), and the New Jersey Utilities Association (12 years). The Nominating and Corporate Governance Committee believes that Mr. Bone's experience, which brings a broader corporate perspective, and his extensive community involvement to be assets to the Board of Directors.
Doreen R. Byrnes was elected to the board of directors of Investors Bancorp and Investors Bank in January 2002. Ms. Byrnes retired in 2007 after an employment career in the area of human resources, including having served as Executive Vice President of Human Resources. Ms. Byrnes has a Bachelor’s degree from the University of Florida and a Master’s degree from Fairleigh

Dickinson University. She is a member of National Association of Corporate Directors and was awarded the Certificate of Director Education in 2010.
Ms. Byrnes has extensive experience with executive recruitment, retention and compensation as well as a strong understanding of the employees and markets served by Investors Bank. This experience provides a unique perspective to the board of directors. The Nominating and Corporate Governance Committee considers Ms. Byrnes’ skills and experience to be assets to the board of directors.
William V. Cosgrove was first appointed to the board of directors of Investors Bancorp and Investors Bank in October 2011. Mr. Cosgrove had been employed as an officer of Investors Bank since Investors Bancorp’s acquisition of Summit Federal Bankshares, Inc. and Summit Federal Savings Bank in June 2008 through his retirement from Investors Bank on October 1, 2011. Mr. Cosgrove was President and Chief Executive Officer of Summit Federal Savings Bank from 2003 until the acquisition of Summit Federal Savings Bank by Investors Bank. He also served on Summit Federal Savings Bank’s board of directors since 1987. Mr. Cosgrove has over 40 years of experience in banking and has served as president of the N.J. Council of Federal Savings Institutions, and the Union County Savings League. In addition he served on the Board of Governors of the New Jersey Savings League. Mr. Cosgrove is a member of the National Association of Corporate Directors, where he continues his education.
Mr. Cosgrove’s extensive experience in the banking industry and local markets bring valuable expertise to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Cosgrove’s financial and leadership skills and his experience and knowledge of the financial services industry in general to be assets to the board of directors.
Brendan J. Dugan was appointed to the board of directors of Investors Bancorp and Investors Bank on August 27, 2013. Mr. Dugan has forty years of commercial banking experience, having previously served as Chairman and CEO of Sovereign Bank’s Metro NY/NJ division. Mr. Dugan is currently the President of St. Francis College in Brooklyn, NY and had served as Chairman of the College’s Board of Trustees. Mr. Dugan is committed to community involvement and serves on various boards within the community. The Nominating and Corporate Governance Committee considers Mr. Dugan's banking experience and expertise to be assets to the Board of Directors.
Continuing Directors
Term to Expire 2015
Robert M. Cashill was first elected to the board of directors of Investors Bancorp and Investors Bank in February 1998 and has served as Chairman since January 2010. Mr. Cashill served as President and Chief Executive Officer of Investors Bank from December 2002 until his retirement on December 31, 2007. During this time Mr. Cashill was an integral part of the conversion of the former savings bank into its present publically held mutual holding company structure raising $500 million in the process. Before assuming such position, Mr. Cashill served as Executive Vice President for the bank since January 2000. Prior to joining Investors Bank, Mr. Cashill was employed as Vice President Institutional Sales by Salomon Smith Barney from 1977 to 1998, and at Hornblower, Weeks, Hemphill, Noyes from 1966 to 1977. For much of that time he specialized in providing investment analysis and asset/liability management advice to thrift institutions and was, therefore, familiar with thrift recapitalizations and debt issuance. Mr. Cashill has a Bachelor of Science degree in Economics from Saint Peter’s College. He is a member of the National Association of Corporate Directors, where he continues his education and served on the boards of both the New Jersey League of Savings Institutions and the Paper Mill Playhouse.
Mr. Cashill’s leadership skills, extensive background in the financial services industry and his experience working for Investors Bank brings knowledge of industry management and local markets to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Cashill’s financial and leadership skills and his experience and knowledge of the financial services industry in general and of Investors Bancorp in particular to be significant assets for the board of directors.
Kevin Cummings was appointed President and Chief Executive Officer of Investors Bancorp and Investors Bank effective January 1, 2008 and was also appointed to serve on the board of directors of Investors Bank at that time. He previously served as Executive Vice President and Chief Operating Officer of Investors Bank since July 2003. Prior to joining Investors Bank, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Immediately prior to joining Investors Bank, he was an audit partner in KPMG’s Financial Services practice in their New York City office and lead partner on a major commercial banking client. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years. Mr. Cummings has a Bachelor’s degree in Economics from Middlebury College and a Master’s degree in Business Administration from Rutgers University. He is the former Chairman of the Board and current member of the Executive Committee of the New Jersey Bankers Association, former Chairman of the Board and current Trustee of the Summit Speech School, a member of the Audit and Finance Committee for St. Peter’s Prep, a member of the Board for the Federal Home

Loan Bank of New York, the Independent College Fund of New Jersey and the All Stars Project of New Jersey. Mr. Cummings serves as a member of the Board of Trustees for The Scholarship Fund for Inner-City Children, the Liberty Science Center and the Visiting Nurse Association Health Group, and is also a member of the Development Leadership Council of Morris Habitat for Humanity.
Mr. Cummings is a certified public accountant and his background in public accounting enhances the board of directors’ oversight of financial reporting and disclosure issues. The Nominating and Corporate Governance Committee considers Mr. Cummings’ leadership skills and knowledge of accounting, auditing and corporate governance in the financial services industry to be assets to the board of directors.
Brian D. Dittenhafer was first elected to the board of directors of Investors Bancorp and Investors Bank in 1997. He served as President and Chief Executive Officer of the FHLB from 1985 until his retirement in 1992. Mr. Dittenhafer joined the FHLB in 1976 where he also served as Vice President and Chief Economist, Chief Financial Officer and Executive Vice President. Previously, he was employed as a Business Economist at the Federal Reserve Bank of Atlanta from 1971 to 1976. From 1992 to 1995, Mr. Dittenhafer served as President and Chief Financial Officer of Collective Federal Savings Bank and as Chairman of the Resolution Funding Corporation from 1989 to 1992. From 1995 to 2007 Mr. Dittenhafer was Chairman of MBD Management Company. Mr. Dittenhafer has a Bachelor of Arts from Ursinus College and a Master of Arts in Economics from Temple University where he subsequently taught economics. He was named to Omicron Delta Epsilon, the national honor society in Economics. Mr. Dittenhafer is a member of the National Association for Business Economics and the National Association of Corporate Directors. In 2007 he was awarded the Certificate of Director Education by the National Association of Corporate Directors, where he continues his education and has achieved Director Professional designation. In 2012, Mr. Dittenhafer achieved the status of the National Association of Corporate Directors Governance Fellow.
Mr. Dittenhafer brings extensive knowledge of the banking industry and a strong background in economics to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Dittenhafer’s experience, leadership, financial expertise and strong economics background to be unique assets for the board of directors.
Michele N. Siekerka was appointed to the board of directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s merger with Roma Financial Corporation. Ms. Siekerka was a director of Roma Financial Corporation since 2005, and is a licensed attorney and Acting Deputy Commissioner, New Jersey Department of Environmental Protection. From 2004 to 2010, she served as the President and Chief Executive Officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic organizations, Ms. Siekerka is a member of, among other organizations, the Mercer County Community College Foundation, the Roma Bank Community Foundation, the YWCA of Trenton, and the RomAsia Bank Board. She is on the Regional Advisory Board for AAA Mid-Atlantic, and is a former member of the Robbinsville Township Board of Education. The Nominating and Corporate Governance Committee considers Ms. Siekerka’s legal and government affairs expertise and market knowledge to be assets to the Board of Directors.
Term to Expire 2016
Robert C. Albanese was appointed to the board of directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation. Mr. Albanese had been a director of Roma Financial since June 2009. He was the President and Chief Executive Officer of Pentegra Retirement Services, located in White Plains, New York, from 2007 to 2013 following an eleven year tenure on Pentegra’s Board of Directors. Prior to his employment with Pentegra, he served as Regional Director of the Northeast Region of the Office of Thrift Supervision from 1996 through 2007 where he was directly responsible for the oversight of all federally chartered institutions and their holding companies located in the twelve states comprising the Northeast Region. Prior to 1996, he served in various other capacities with the Office of Thrift Supervision and its predecessor, The Federal Home Loan Bank of New York.
Mr. Albanese has also been involved in many civic activities, most prominently as past President and Treasurer of the Waldwick, New Jersey Jaycees. He presently sits on the Board of Trustees of the Bridge Academy, a school for children with learning disabilities located in Lawrenceville, New Jersey. The Nominating and Corporate Governance Committee considers Mr. Albanese's extensive regulatory experience with particular expertise in financial analysis, enterprise risk analysis and audit to be assets to the Board of Directors.
Domenick A. Cama was appointed to the board of directors of Investors Bancorp and Investors Bank in January 2011. He became Chief Operating Officer of Investors Bank effective January 1, 2008 and was appointed Senior Executive Vice President in January of 2010. Prior to this appointment, Mr. Cama served as Chief Financial Officer since April 2003. Prior to joining

Investors Bank, Mr. Cama was employed for 13 years by the FHLB where he served as Vice President and Director of Sales. Mr. Cama is also a member of the board of directors for the Raritan Bay Medical Center Foundation and the Madison YMCA. Mr. Cama holds a Bachelor’s degree in Economics and a Master’s degree in Finance from Pace University.
Mr. Cama has extensive knowledge of the banking industry and local markets served by Investors Bank. The Nominating and Corporate Governance Committee considers Mr. Cama’s experience, leadership, financial expertise and strong economics background to be unique assets for the board of directors.
James J. Garibaldi was appointed to the board of directors of Investors Bancorp and Investors Bank in 2012. He is currently the Chief Executive Officer of The Garibaldi Group, a corporate real estate services firm headquartered in Chatham, New Jersey. Mr. Garibaldi joined The Garibaldi Group in 1974. In 1986, Mr. Garibaldi assumed the role of managing partner of the firm and in 1997 he became its Chief Executive Officer. Mr. Garibaldi currently serves on CORFAC International’s International Committee. He is also a member of the Board of Trustees for the Cancer Hope Network, a member of the Board of Trustees of Big Brothers and Big Sisters of Morris, Bergen, Passaic and Sussex, Inc., on the Finance Council for the Diocese of Paterson, and a member of the Advisory Board for the Community Soup Kitchen in Morristown. Mr. Garibaldi has a Bachelor of Science degree from the University of Scranton.
Mr. Garibaldi’s extensive real estate experience and knowledge of the local real estate market bring valuable expertise to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Garibaldi’s leadership skills and real estate knowledge to be assets to the board of directors.
James H. Ward III was appointed to the board of directors of Investors Bancorp and Investors Bank in June 2009 upon consummation of Investors Bancorp’s acquisition of American Bancorp of New Jersey, Inc. Mr. Ward was a director of American Bancorp of New Jersey since 1991 and served as Vice Chairman since 2003. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor. In 2009 he was awarded the Certificate of Director Education by the National Association of Corporate Directors, where he is a member and continues his education.
Mr. Ward brings a wide range of management experience and business knowledge that provides a valuable resource to the board of directors. These skills and experience combined with the unique perspective Mr. Ward brings from his background as an entrepreneur provide skills and experience which the Nominating and Corporate Governance Committee considers to be valuable assets for the board of directors.
Executive Officers of the Bank Who Are Not Also Directors
Richard S. Spengler, age 52, was appointed Executive Vice President and Chief Lending Officer of Investors Bank effective January 1, 2008. Mr. Spengler began working for Investors Bank in September 2004 as Senior Vice President. Prior to joining Investors Bank, Mr. Spengler had a 21-year career with First Savings Bank, Woodbridge, New Jersey where he served as Executive Vice President and Chief Lending Officer from 1999 to 2004. Mr. Spengler holds a Bachelor’s degree in Business Administration from Rutgers University.
Paul Kalamaras, age 55, was appointed Executive Vice President and Chief Retail Banking Officer of Investors Bank in January of 2010. Mr. Kalamaras joined Investors Bank as a Senior Vice President and Director of Retail Banking in August 2008. Before joining Investors, Mr. Kalamaras was Executive Vice President of Millennium bcp bank, N.A., in Newark, New Jersey where he was responsible for the retail, commercial banking and treasury lines of business. He served on the bank’s Executive Committee and was a member of the board of directors. Mr. Kalamaras previously was President and CEO of The Barré Company, a manufacturer of precision engineered metal components for the electronics and telecommunications industry. Earlier, Mr. Kalamaras was Executive Vice President at Summit Bank, where he was responsible for the retail network and business banking. Mr. Kalamaras holds a Bachelor’s degree in Finance from the University of Notre Dame.
Thomas F. Splaine, Jr., age 48, was appointed Senior Vice President and Chief Financial Officer of Investors Bank effective January 1, 2008. Mr. Splaine previously served as Senior Vice President, Director of Financial Reporting for Investors Bank since January 2006. He served as First Vice President, Director of Financial Reporting for Investors Bank since December 2004. Prior to joining Investors Bank, Mr. Splaine was employed by Hewlett-Packard Financial Services, Murray Hill, New Jersey as Director of Financial Reporting. Mr. Splaine holds a Bachelor’s degree in Accounting and a Master’s of Business Administration from Rider University.

Corporate Governance Matters
Investors Bancorp is committed to maintaining sound corporate governance guidelines and very high standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.
Section 16(a) Beneficial Ownership Reporting Compliance
Investors Bancorp’s common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Exchange Act. The executive officers and directors of Investors Bancorp, and beneficial owners of greater than 10% of Investors Bancorp’s common stock, are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of Investors Bancorp’s common stock. The Securities and Exchange Commission rules require disclosure in Investors Bancorp’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Investors Bancorp’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Investors Bancorp’s review of ownership reports and confirmations by executive officers and directors, Investors Bancorp believes that, during 2013, its officers, directors and beneficial owners of greater than 10% of its common stock timely filed all required reports with the exception of the inadvertent late filing of a Form 4 report for each of Messrs. Cummings, Dittenhafer and Kalamaras, due to administrative error.
Board of Directors Meetings and Committees
The Boards of Directors of Investors Bancorp and Investors Bank meet monthly, or more often as may be necessary. The Board of Directors of Investors Bancorp and Investors Bank each met twelve times during 2013. The Board of Directors of Investors Bancorp currently maintains four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation and Benefits Committee and the Risk Oversight Committee.
No director attended fewer than 75% of the total number of Board meetings held by the Investors Bancorp and Investors Bank Board of Directors and all committees of the Boards on which they served (during the period they served) during 2013. Investors Bancorp does not have a specific policy regarding attendance at the annual meeting. However, all of Investors Bancorp directors attended the annual meeting of stockholders held on May 29, 2013.
Director Independence
A majority of the board of directors and each member of the Compensation and Benefits, Nominating and Corporate Governance, Risk Oversight Committee and Audit Committees are independent, as affirmatively determined by the board of directors consistent with the listing rules of the Nasdaq Stock Market.
The board of directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the board of directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests has with Investors Bancorp and its subsidiaries.

As a result of this review, the board of directors affirmatively determined that Messrs. Cashill, Albanese, Bone, Dittenhafer, Dugan, Ward and Ms. Byrnes and Siekerka are independent as defined in the Nasdaq corporate governance listing rules. The board of directors determined that Messrs. Cummings and Cama are not independent as they are Investors Bank employees. Mr. Cosgrove is not independent as he was an employee of Investors Bank until retiring on October 1, 2011. Mr. Garibaldi is not independent due to a transaction between Investors Bancorp and Mr. Garibaldi’s company in 2011, which occurred prior to his appointment to the board of directors.
In establishing its structure and appointing a Lead Director, Investors Bancorp has also taken into account the extent to which a director who satisfies independence standards under the listing rules of the Nasdaq Stock Market would also qualify as an independent outside director (as opposed to an affiliated outside director) under the standards set forth by Institutional Shareholder Services ("ISS").
Board Leadership Structure
The Board of Directors believes that having separate Chairman and Chief Executive Officer positions is the appropriate board leadership structure for Investors Bancorp. The Board of Directors believes that management accountability and the Board’s independence from management is best served by maintaining a majority of independent directors and maintaining standing board committees comprised of independent members.

In addition, the Board’s Corporate Governance Guidelines allow for the appointment of a Lead Independent Director, who shall be an “independent outside director”, which is defined as an independent director who is not considered an “affiliated outside director” under ISS standards. When appointed by the Board, the Lead Independent Director has the following duties:
•Preside at all meetings of the independent outside directors and independent directors;
•Coordinate as necessary Investors Bancorp related activities of the independent outside directors;
•Facilitate communications between the Chairman of the Board, the CEO and the independent outside directors;

•	Consult as needed with the Chairman of the Board with respect to meeting agendas and schedules, as well as Board materials, prior to Board meetings; and

•	Consult with the Chairman of the Board to assure that appropriate topics are being discussed with sufficient time allocated for each.

     The Lead Independent Director has the authority to call meetings of the independent outside directors. Pursuant to the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Brian D. Dittenhafer as Lead Director in November 2011. He continues to serve in that capacity.
Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines, which are posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.myinvestorsbank.com. The Corporate Governance Guidelines cover the general operating policies and procedures followed by the Board of Directors including, among other things:
•Mission of the Board;
•Director responsibilities and qualifications;
•Board nominating procedures and election criteria;
•Stock ownership policies, Board size, director independence; and
•Director compensation, education and code of ethics.
The Corporate Governance Guidelines provide for the independent directors of the Board of Directors to meet in regularly scheduled executive sessions at least quarterly. During 2013, three executive sessions were conducted by the independent directors.
Anti-Hedging Policy
The Corporate Governance Guidelines include an anti-hedging policy, which prohibits directors and executive officers from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Investors Bancorp common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Investors Bancorp common stock would affect the value of the shares of Investors Bancorp common stock owned by an executive officer or director is prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited. This policy does not prohibit transactions in the stock of other companies.
Stock Ownership Requirements
The Board of Directors believes that it is in the best interest of Investors Bancorp and its stockholders to align the financial interests of its executives and directors with those of stockholders. Accordingly, the Corporate Governance Guidelines include Stock Ownership Guidelines for Named Executive Officers (NEOs) and Directors of Investors Bancorp that require the following minimum investment in Investors Bancorp common stock:

CEO:	A number of shares having a market value equal to five times (5.0x) annual base salary
Other NEOs:	A number of shares having a market value equal to three times (3.0x) annual base salary
Directors:	25,000 shares
Stock holdings are expected to be achieved within five (5) years of either the implementation of the ownership guidelines or the starting date of the individual, whichever is later. Stock ownership for NEOs and Directors will be reviewed as of the last day of each calendar quarter.

Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are: Ms. Byrnes (Chair), Messrs. Bone, Ward, Dittenhafer and Ms. Siekerka. Each member of the Nominating and Corporate Governance Committee is considered independent as defined in the Nasdaq corporate governance listing rules. The Nominating and Corporate Governance Committee’s Charter and Corporate Governance Guidelines are posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. The Committee met four times during 2013.

As noted in the Nominating and Corporate Governance Committee Charter, the purpose of the committee is to assist the Board in identifying individuals to become Board members; determine the size and composition of the Board and its committees; monitor Board effectiveness and implement Corporate Governance Guidelines.
In furtherance of this purpose, this committee, among other things, shall:

•
Lead the search for individuals qualified to become members of the Board of Directors and develop criteria (such as independence, experience relevant to the needs of Investors Bancorp, leadership qualities, diversity, stock ownership) for board membership;

•Make recommendations to the Board concerning Board nominees and stockholders proposals;
•Develop, recommend and oversee the annual self-evaluation process of the board and its committees;
•Develop and annually review corporate governance guidelines applicable to Investors Bancorp;
•Review and monitor the Board’s compliance with Nasdaq Stock Market listing standards for independence; and
•Review, in consultation with the Compensation and Benefits Committee, directors’ compensation and benefits.

 In accordance with Corporate Governance Guidelines, the Committee considers all qualified director candidates identified by members of the Committee, by other members of the Board of Directors, by senior management and by stockholders. Stockholders recommending a director candidate to the Committee may do so by submitting the candidate’s name, resume and biographical information to the attention of the Chairman of this Committee in accordance with procedures listed in this proxy statement (also available on Investors Bancorp’s website). All stockholder recommendations for director candidates that the Chairman of the Committee receives in accordance with these procedures will be presented to the Committee for its consideration. The Committee’s recommendations to the Board are based on its determination as to the suitability of each individual, and the slate as a whole, to serve as directors of Investors Bancorp.
Criteria for Election
Investors Bancorp’s goal is to have a Board of Directors whose members have diverse professional backgrounds and have demonstrated professional achievement with the highest personal and professional ethics and integrity and whose values are compatible with those of Investors Bancorp. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, important factors considered in the selection of nominees for director include experience in positions that develop good business judgment, that demonstrate a high degree of responsibility, independence, and that show the individual’s ability to commit adequate time and effort to serve as a director.
Nominees should have a familiarity with the markets in which Investors Bancorp operates, be involved in activities that do not create a conflict with his/her responsibilities to Investors Bancorp and its stockholders, and have the capacity and desire to represent the balanced, best interests of the stockholders of Investors Bancorp as a group, and not primarily a special interest group or constituency.
The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the Nasdaq corporate governance listing rules, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert. In 2013, an executive officer of the Company recommended to the Nominating and Governance Committee for its consideration the appointment of Brendan A. Dugan as a director of the Company. Mr. Dugan is a nominee for election by the shareholders at this Annual Meeting.

Procedures for the Nomination of Directors by Stockholders
As previously indicated, the Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating and Corporate Governance Committee, at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills New Jersey 07078. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	the qualifications of the candidate and why this candidate is being proposed;

•
the name, address and contact information for the nominated candidate, and the number of shares of Investors Bancorp common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•
the name and address of the nominating stockholder as he/she appears on Investors Bancorp’s books, and number of shares of Investors Bancorp common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in a proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Investors Bancorp and between the candidate and any customer, supplier or competitor of Investors Bancorp;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be Conducted at an Annual Meeting” Investors Bancorp did not receive any stockholder submission for Board nominees for this annual meeting.
Stockholder and Interested Party Communication with the Board
A stockholder of Investors Bancorp who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	Forward the communication to the director(s) to whom it is addressed;

•	Handle the inquiry directly, for example where it is a request for information about Investors Bancorp or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Codes of Conduct and Ethics
The Board has adopted a code of ethics and business conduct for all employees and a code of ethics and business conduct for directors. These codes are designed to ensure the accuracy of financial reports, deter wrongdoing, promote honest and ethical conduct, the avoidance of conflicts of interest, and full and accurate disclosure and compliance with all applicable laws, rules and regulations. Both of these documents are available on Investors Bancorp’s website at www.myinvestorsbank.com. Amendments to and waivers from the codes of ethics and business conduct will be disclosed on Investors Bancorp’s website.
Transactions With Certain Related Persons
Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, with the exception of waiving certain fees. These loans do not involve more than the normal risk of collectability or present other unfavorable features.
Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. However, the prohibitions of Section 402 do not apply to loans made by a depository institution, such as Investors Bank, that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. The audit committee reviews related party transactions, the disclosure of which is required under SEC proxy disclosure rules.

Risk Oversight Committee
The entire board of directors is engaged in risk oversight. However the board established a separate standing Risk Oversight Committee to facilitate its risk oversight responsibilities. The current members of the Risk Oversight Committee are Messrs. Ward (Chair), Bone, Cosgrove, Dugan, Cashill, Dittenhafer, Garibaldi, Albanese, Ms. Byrnes and Ms. Siekerka. Each member of the Risk Oversight Committee is considered independent as defined in the Nasdaq corporate governance listing rules. The Risk Oversight Committee Charter is posted on the “Governance Documents” section of the “Investors Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. The Committee met five times during 2013.
The Risk Oversight Committee has responsibility for enterprise-wide risk management and determining that significant risks of Investors Bancorp are monitored by the Board of Directors or one of its standing committees. In addition, the Risk Committee reviews new products and services proposed to be implemented by management to determine that appropriate risk identification has occurred and that controls are considered to mitigate identified risks to an acceptable level. The Risk Oversight Committee is also responsible for reviewing and monitoring interest rate and liquidity risks, strategic planning and capital deployment, annual budgeting, and asset quality (excluding loans).
Audit Committee Matters
Audit Committee
The current members of the Audit Committee are: Messrs. Albanese (Chair), Dittenhafer, Dugan, Ward and Ms. Byrnes and Siekerka. Each member of the Audit Committee is considered independent as defined in the Nasdaq corporate governance listing rules and under Securities and Exchange Commission Rule 10A-3. The Board considers Robert C. Albanese, the Chair of the Audit Committee, an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission.
The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.myinvestorsbank.com.
As noted in Audit Committee Charter, the primary purpose of the Audit Committee is to assist the Board in overseeing:

•	The integrity of Investors Bancorp’s financial statements;

•	Investors Bancorp’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence;

•	The performance of Investors Bancorp’s internal audit function and independent auditor; and

•	Investors Bancorp’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.
In furtherance of this purpose, this committee, among other things, shall:

•	Retain, oversee and evaluate a firm of independent registered public accountants to audit the annual financial statements;

•	Review the integrity of Investors Bancorp’s financial reporting processes, both internal and external, in consultation with the independent registered public accounting firm and the internal auditor;

•	Review the financial statements and the audit report with management and the independent registered public accounting firm;

•	Review earnings and financial releases and quarterly and annual reports filed with the Securities and Exchange Commission; and

•	Approve all engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Committee met five times during 2013. The Audit Committee reports to the Board of Directors on its activities and findings.
AUDIT COMMITTEE REPORT
Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Exchange Act.
Management has the primary responsibility for Investors Bancorp’s internal control and financial reporting process, and for making an assessment of the effectiveness of Investors Bancorp’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Investors Bancorp’s consolidated financial statements in accordance with standards of the Public Company Oversight Board (United States) ("PCAOB") and to issue an opinion on those financial statements, and for providing an attestation report on management’s assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management, and the independent registered public accounting firm, the audited consolidated financial statements of Investors Bancorp for the year ended December 31, 2013;

•
discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the PCAOB; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Investors Bancorp.

Based on the review and discussions referred to above, the Audit Committee has recommended to Investors Bancorp’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2013 be included in Investors Bancorp’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. In addition, the Audit Committee approved the re-appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2014, subject to the ratification of this appointment by the stockholders of Investors Bancorp.

Audit Committee of Investors Bancorp, Inc.

Robert C. Albanese, Chair
Brian D. Dittenhafer, Member
Brendan J. Dugan, Member
James H. Ward III, Member
Doreen R. Byrnes, Member
Michele N. Siekerka, Member

Compensation and Benefits Committee Matters
Compensation and Benefits Committee
The current members of the Compensation and Benefits Committee are: Messrs. Dittenhafer (Chair), Albanese, Dugan, Bone, Ward and Ms. Byrnes. Each member of the Compensation and Benefits Committee is considered independent as defined in the Nasdaq corporate governance listing rules and Securities and Exchange Commission Rule 10C-1. The Compensation and Benefits Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.myinvestorsbank.com. The Committee met five times during 2013.
As noted in the Compensation and Benefits Committee Charter, the purpose of the committee is to assist the Board in carrying out the Board’s overall responsibility relating to executive compensation, incentive compensation and equity and non-equity based benefit plans.
In furtherance of this purpose, this committee, among other things, shall:

•	Review and recommend to the Board for approval the Chief Executive Officer’s annual compensation, including salary, cash incentive, incentive and equity compensation;

•
Review and recommend to the Board the evaluation process and compensation for Investors Bancorp’s executive officers and coordinate compensation determinations and benefit plans for all employees of Investors Bancorp;

•	Review Investors Bancorp’s incentive compensation and other stock-based plans and make changes in such plans as needed;

•	Review, as appropriate and in consultation with the Nominating and Corporate Governance Committee, director compensation and benefits; and

•	Review the independence of the Compensation and Benefits Committee members, legal counsel and compensation consultants.

In addition to these duties the committee shall assist the Board in recruiting and succession planning.
The Compensation and Benefits Committee retains responsibility for all compensation recommendations to the Board of Directors as to the executive officers. The Compensation and Benefits Committee may utilize information and benchmarks from an independent compensation consulting firm, and from other sources, to determine how executive compensation levels compare to those companies within or outside of the industry. The Compensation and Benefits Committee may review published data for companies of similar size, location, financial characteristics and stage of development among other factors.
In designing the compensation program for Investors Bancorp, the Committee takes into consideration methods to avoid encouraging the taking of excessive risk by executive management or by any other employees. The Committee assessed risks posed by the compensation incentive compensation paid to executive management and other employees and determined that Investors Bancorp’s compensation policies, practices and programs do not pose risks that are reasonably likely to have a material adverse effect on Investors Bancorp.
The basic elements of Investors Bancorp’s executive compensation program include base salary, annual cash incentive awards, long-term incentive awards and other benefit arrangements, such as retirement programs. In addition to determining the compensation payable to Investors Bancorp’s executive officers, including the Chief Executive Officer and other named executive officers, the Compensation and Benefits Committee evaluates senior executive and director compensation plans and programs, administers and has discretionary authority over the issuance of equity awards under Investors Bancorp equity compensation plans and oversees preparation of a report on executive compensation for inclusion in Investors Bancorp’s annual proxy statement. The Compensation and Benefits Committee is supported based on the advice of the Chief Executive Officer and Chief Operating Officer, both of whom serve as a resource by providing input regarding Investors Bancorp’s executive compensation program and philosophy.
The Compensation and Benefits Committee engaged the services of GK Partners, an independent compensation consultant, to assist it in evaluating executive compensation programs and in making determinations regarding executive officer compensation. The independent compensation consultant reports directly to the Compensation and Benefits Committee, is available to advise the Compensation and Benefits Committee and does not perform any other services for Investors Bancorp.

Compensation and Benefits Committee Interlocks and Insider Participation
During 2013, Messrs. Manahan, Dittenhafer, Szabatin, Albanese, Bone and Ward served as members of the Compensation and Benefits Committee. None of these directors has ever been an officer or employee of Investors Bancorp; is an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the board of directors, or had any transactions or relationships with Investors Bancorp in 2013 requiring specific disclosures under SEC rules or Nasdaq listing standards. Directors Manahan and Szabatin retired from the Board on December 17, 2013. Ms. Byrnes, who served as a member of the Compensation and Benefits Committee in calendar 2013, is neither an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the board of directors, nor had transactions or relationships with Investors Bancorp in calendar 2013 requiring specific disclosures under SEC rules. She was an officer of Investors Bank prior to her retirement in 2007.

Executive Compensation
Compensation Discussion and Analysis
Executive Summary. As discussed in greater detail below, our compensation program is specifically designed to provide executives with competitive compensation packages that include elements of both reward and retention. The Compensation and Benefits Committee routinely reviews our compensation practices to remain market competitive and to ensure that these practices are aligned with our compensation philosophy and objectives, regulatory requirements and evolving best practices. Key highlights of the program include:

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All members of the Compensation and Benefits Committee and all of its compensation consultants and advisers are independent, which ensures that all aspects of the compensation decision-making process are free from conflicts of interest.

•	The Compensation and Benefits Committee controls the selection and activities of all compensation consultants and advisers who assist us with executive compensation matters.

•	We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.

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Our directors and named executive officers (as defined below) are required to hold our common stock at specified minimum levels, which recognizes the importance of aligning their interests with those of stockholders. The Chief Executive Officer of Investors Bancorp is required to hold Investors Bancorp common stock valued at five times his annual base salary.

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The Compensation and Benefits Committee continually reviews all incentive compensation programs with respect to risk-taking behavior, with the guiding principle that the safety and soundness of Investors Bancorp and Investors Bank is paramount to all compensation incentives.

•	A significant portion of each named executive officer’s compensation is in the form of short and long-term performance-based pay, which reinforces our pay for performance philosophy.

•	Compensation packages for named executive officers include an appropriate mix of fixed and variable pay, which provides named executive officers with both reward and retention incentives.

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None of our employment or change in control agreements provides for change in control severance payments without the executive’s termination of employment following the change in control of Investors Bancorp or Investors Bank (i.e., no “single triggers”).

•	We provide limited executive perquisites.

•	During the course of the year, management has met with several of our stockholders, which included discussions of executive compensation matters.
This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table and other compensation tables which appears later in this section. These five executives are referred to in this discussion as “named executive officers.”

Name	Title
Kevin Cummings	President and Chief Executive Officer
Domenick A. Cama	Senior Executive Vice President and Chief Operating Officer
Richard S. Spengler	Executive Vice President and Chief Lending Officer
Paul Kalamaras	Executive Vice President and Chief Retail Banking Officer
Thomas F. Splaine, Jr.	Senior Vice President and Chief Financial Officer
Executive Compensation Philosophy. Investors Bancorp’s executive compensation program is designed to offer competitive cash and equity compensation and benefits that will attract, motivate and retain highly qualified and talented executives who will help maximize Investors Bancorp’s financial performance and earnings growth. Investors Bancorp’s executive compensation program is also intended to align the interests of its executive officers with stockholders by rewarding performance against established corporate financial targets, and by motivating strong executive leadership and superior individual performance. Investors Bancorp’s executive compensation program allocates portions of total compensation between long-term and short-term compensation and between cash and non-cash compensation by including competitive base salaries, executive perquisites, an annual cash incentive plan, stock options and stock awards that are generally subject to a five-year or seven-year time-based vesting schedule, and supplemental executive retirement benefits, which encourage long term employment with Investors Bancorp.

Investors Bancorp has considered the most recent stockholder say-on-pay advisory vote in reviewing compensation policies and decisions. In light of the strong stockholder support, the Compensation and Benefits Committee concluded that no significant revisions were necessary to Investors Bancorp’s executive officer compensation program for 2013.
The compensation paid to each named executive officer is based on the executive officer’s level of job responsibility, corporate financial performance measured against corporate financial targets, and an assessment of his individual performance. A significant portion of each named executive officer’s total compensation is performance-based because each executive is in a leadership role that can significantly impact corporate performance.
Role of Executive Officers. The Chief Executive Officer and Chief Operating Officer serve as a resource to the Compensation and Benefits Committee by providing input regarding Investors Bancorp’s executive compensation program and philosophy. The Chief Executive Officer and Chief Operating Officer participate in compensation-related activities purely in an informational and advisory capacity and have no votes in the committee’s decision-making process.
The Compensation and Benefits Committee meets regularly with the Chief Executive Officer and Chief Operating Officer to receive their advice regarding the potential incentive compensation performance metrics, and to review the progress of the pre-established corporate financial targets and individual performance goals related to our incentive plans. Also, the Chief Executive Officer provides the Compensation and Benefits Committee with performance assessments and compensation recommendations for each of the other named executive officers, which are considered by the Compensation and Benefits Committee in arriving at its compensation determinations. However, the Chief Executive Officer and Chief Operating Officer do not attend portions of committee meetings during which their performance is being evaluated or their compensation is being determined.
Role of Compensation Consultant. For 2013, the Compensation and Benefits Committee engaged GK Partners, an independent compensation consultant, to assist in its evaluation of Investor Bancorp’s executive compensation program and in making determinations regarding the compensation of the named executive officers. GK Partners reported directly to the Compensation and Benefits Committee, and did not perform any other services to Investors Bancorp or Investors Bank. GK Partners provided the Compensation and Benefits Committee with executive compensation benchmarking trends and external developments, and also provided input on its short-term and long-term incentive plans for best practices and market competitiveness.
The Compensation and Benefits Committee considered the independence of GK Partners regarding its independence under the Nasdaq listing standards. The Compensation and Benefits Committee requested and received a report from GK Partners regarding its independence, including the following factors: (1) other services provided to us by GK Partners; (2) fees paid by us as a percentage of GK Partners’ total revenue; (3) policies or procedures maintained by GK Partners that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation and Benefits Committee; (5) any Investors Bancorp common stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and GK Partners. The Compensation and Benefits Committee discussed these considerations and concluded that GK Partners had no conflicts of interest with respect to its engagement.

Market Comparison. For 2013, GK Partners compared Investors Bancorp’s executive compensation program to peer group compensation data. GK Partners provided the Compensation and Benefits Committee with relevant competitive cash and stock compensation information obtained from public disclosures of a selected peer group of 18 banking institutions to be used for evaluating 2013 compensation. These included thrift and banking institutions with assets of $2.5 billion to $42 billion, having an asset mix similar to Investors Bancorp and doing business predominantly in the Northeast region of the United States. This peer group may be modified from year-to-year as necessary, based on mergers and acquisitions within the industry or other relevant factors. The peer group used for evaluating 2013 compensation consisted of the 18 banking institutions identified below.
Based on this peer group comparison, the base salaries and cash and equity incentive compensation of certain named executive officers are positioned above the median of the range of this peer group while other named executive officers were below the median. Investors Bancorp has no formal policy that requires the compensation of the named executive officers to attain any specific percentile position within the array of peer group compensation data among the selected comparable companies. However, the Compensation and Benefits Committee believes the base salaries and cash and equity incentive compensation for the named executive officers are appropriate relative to our peer group because they reflect a combination of the sustained individual performance by the named executive officers, their experience and the employment market conditions in our geographic market.
The peer group companies are:
Astoria Financial Corp.-NY
Beneficial Mutual Bancorp-PA
Dime Community Bancshares, Inc.-NY
FirstMerit Corporation-OH
First Niagara Financial Group, Inc.-NY
Flushing Financial Corp.-NY
Fulton Financial Corp.-PA
NBT Bancorp, Inc.-NY
New York Community Bancorp, Inc.-NY
Northwest Bancshares, Inc.-PA
Oritani Financial Corp.-NJ
People’s United Financial, Inc.-CT
Provident Financial Services, Inc.-NJ
Signature Bank-NY
Sterling Bancorp, Inc.-NY
Susquehanna Bancshares, Inc.-PA
Valley National Bancorp-NJ
Webster Financial Corp.-CT
Elements of Executive Compensation for 2013. The Compensation and Benefits Committee used a total compensation approach in establishing our elements of executive compensation, which consist of base salary, annual cash incentive awards, discretionary bonus, long-term incentive awards (such as stock option and restricted stock awards), a competitive benefits package (including supplemental executive retirement benefits where warranted), and limited perquisites.
Base Salary. Base salary levels for the named executive officers are evaluated by the Compensation and Benefits Committee on an annual basis. In general, salary ranges are developed considering the competitive base salary information furnished to the Compensation and Benefits Committee by GK Partners. Each named executive officer’s base salary level is determined by his sustained individual performance, leadership, operational effectiveness, tenure in office, and experience in the industry and employment market conditions in our geographic market.
In establishing base salaries for 2013, the Compensation and Benefits Committee considered Investors Bancorp’s financial performance, and peer group and market-based industry salary data provided by our independent consultant, as well as the individual factors identified above. Based on this analysis, for 2013 the Compensation and Benefits Committee decided that no increases to 2012 base salary amounts were necessary for each named executive officer, except for Mr. Splaine, whose base salary amount increased to $325,000.

Executive Officer Annual Incentive Plan. The Compensation and Benefits Committee established, and the board of directors and stockholders approved, the Executive Officer Annual Incentive Plan, which provides for annual cash incentive awards upon the attainment of established corporate financial targets and individual performance goals. On May 30, 2013, the Executive Officer Annual Incentive Plan was again submitted to Investors Bancorp stockholders for approval, as required pursuant to Section 162(m) of the Internal Revenue Code, for awards under the plan to be treated as performance-based compensation for purposes of the exemption from the $1 million limit on deductibility of compensation paid to each named executive officer of a publicly traded company (other than the principal financial officer).
The Compensation and Benefits Committee assigns corporate financial targets and individual performance goals and a range of annual cash incentive award opportunities to each executive officer, or group of officers participating in the plan. The award opportunities for each named executive officer are linked to specific targets and range of performance results for annual corporate financial performance and for attainment of certain individual goals. Each named executive officer’s annual cash incentive award is defined as a percentage of base salary. The corporate financial targets and individual goals are established by the Compensation and Benefits Committee no later than 90 days after the commencement of the period of service to which the performance goal relates, but in no event after 25% of the performance period has elapsed, and in either case, so long as the outcome is substantially uncertain at the time that the goal is established. Such targets and goals are weighted in relation to the named executive officer’s position and duties. As corporate financial targets and/or individual performance goals exceed or fall short of established thresholds (which are established at Threshold, Target and Maximum Achievements), the actual amount paid under the plan will exceed or fall short of the targeted payment amount.
For 2013, the Compensation and Benefits Committee established the following range of annual cash incentive award opportunities for Threshold, Target and Maximum Achievements (as a percentage of base salary):

Executive Officer	Threshold	Target	Maximum
Kevin Cummings	75%	112.5%	150%
Domenick A. Cama	60%	90%	120%
Richard S. Spengler	45%	68%	90%
Paul Kalamaras	45%	68%	90%
Thomas F. Splaine, Jr.	37.5%	56%	75%
The Compensation and Benefits Committee weighed each named executive officer’s 2013 annual cash incentive award opportunity under the plan (as a percentage of the total award opportunity) with respect to corporate financial targets and individual goals as follows:

Executive Officer	Corporate Financial Targets	Individual Goals
Kevin Cummings	60%	40%
Domenick A. Cama	60%	40%
Richard S. Spengler	50%	50%
Paul Kalamaras	40%	60%
Thomas F. Splaine, Jr.	40%	60%
The Compensation and Benefits Committee feels strongly that executive compensation should be formally tied to the attainment of certain corporate financial targets and individual performance goals to more closely align the executive’s performance with providing value for our stockholders. The corporate financial targets for 2013 were based on Investors Bancorp’s satisfaction of performance targets relative to our net income and efficiency ratio (the ratio of non-interest expense divided by the sum of net interest income and non-interest income) during the 2013 calendar year. Specifically, the Compensation and Benefits Committee established the following corporate financial targets for 2013 with respect to our net income and efficiency ratio:

Metric	Weighting	Threshold	Target	Maximum
Net Income	60%	$91 million	$95 million	$99 million
Efficiency Ratio	40%	57.0%	55.0%	53.0%

The individual goals established by the Compensation and Benefits Committee were aligned with each named executive officer’s area of responsibility at Investors Bancorp and related to the successful implementation of our strategic initiatives. For 2013, each named executive officer’s individual goals were related to the following:

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Messrs. Cummings’ and Cama’s individual goals included achieving certain core deposit growth, maintaining loan quality versus peers and promoting Investors Bancorp to various audiences, including but not limited to: stockholders; customers; investment bankers; analysts and employees.

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•	Mr. Spengler’s individual goals included achieving certain loan growth, maintaining loan quality versus our peers and growing deposits for new loan customers.

•	Mr. Kalamaras’ individual goals included achieving certain core deposit, loan and non-deposit investment growth.

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Mr. Splaine’s individual goals were related to achievement of installing a new budget process, enhancement of our profitability reporting system and installing an automated platform for our allowance for loan loss calculation.

For 2013, the corporate financial targets exceed Maximum Achievement levels since our net income totaled $112.0 million and our efficiency ratio was 52.06%. Based upon the attainment of Maximum Achievement with respect to our corporate financial targets and the assessment of the named executive officer’s individual performance relative to his pre-established individual goals, the Compensation and Benefits Committee approved the following annual cash incentive awards on January 28, 2014:

2013 Annual Cash Incentive Awards
Executive Officer	Cash Incentive ($)
Kevin Cummings	1,402,500
Domenick A. Cama	745,200
Richard S. Spengler	358,200
Paul Kalamaras	333,450
Thomas F. Splaine, Jr.	199,875
Discretionary Bonuses. In addition to the payments under the Executive Officer Annual Incentive Plan described above, in December 2013, the Compensation and Benefits Committee paid discretionary bonuses to Messrs. Cummings, Cama, Spengler, Kalamaras and Splaine due to their successes beyond the goals established under the Executive Officer Annual Incentive Plan, specifically, the closing of the merger with Roma Financial Corporation and the announcement of the second-step offering and the filing of related regulatory documents. Such bonuses were $467,500, $275,000, $125,000, $125,000 and $80,000, respectively.
Stock Option and Stock Award Program. At the October 24, 2006 annual meeting, the stockholders approved the Investors Bancorp, Inc. 2006 Equity Incentive Plan (“2006 Equity Incentive Plan”). Under this plan, individuals may receive awards of Investors Bancorp common stock (restricted stock) and grants of options to purchase shares of Investors Bancorp common stock at a specified exercise price during a specified time period. The Compensation and Benefits Committee believes that officer and employee stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our officers and employees with stockholders because such compensation is directly linked to the performance of Investors Bancorp common stock. In addition, stock options and restricted stock awards generally vest over a five-year or seven-year vesting schedule, thereby aiding retention. Certain restricted stock awards have incorporated vesting provisions that will partially accelerate the vesting of such awards if Investors Bancorp achieves targeted rates of return during the normal vesting periods applicable to such awards.
During 2013, no restricted stock or stock option award was granted to the named executive officers. As of December 31, 2013, a total of 3,689,920 stock options and 2,732,000 restricted stock awards have been granted to officers and employees of Investors Bancorp or Investors Bank. Included in these numbers are 694,841 stock options and 20,001 restricted stock awards that have expired or been forfeited. The Roma Financial Corporation 2008 Equity Incentive Plan (adopted by Roma Financial Corporation, the predecessor to Investors Bancorp) was assumed by Investors Bancorp on December 6, 2013 as a result of the merger between Investors Bancorp and Roma Financial Corporation. Following the completion of the Roma Financial Corporation merger, each stock option granted by Roma Financial Corporation to purchase Roma Financial Corporation common stock was converted to an option to purchase Investors Bancorp common stock pursuant to the exchange ratio related to the merger. As a result, Roma Financial Corporation outstanding stock options totaling 718,000 were converted to 621,269 options to purchase Investors Bancorp common stock. No additional awards have been issued by Investors Bancorp under the Roma Financial Corporation 2008 Equity Incentive Plan.

Benefits. Investors Bancorp provides its executives, including the named executive officers, with medical and dental insurance, disability insurance and group life insurance coverage consistent with the same benefits provided to all of its full-time employees. The named executive officers are participants in our qualified retirement plans, including the ESOP, Investors Bank Employee 401(k) Plan (“401(k) Plan”) and the defined benefit pension plan offered to all full-time employees of Investors Bank and designated subsidiaries, and non-qualified retirement plans, including the Supplemental ESOP and Retirement Plan and the Executive Supplemental Retirement Wage Replacement Plan (the “Wage Replacement Plan”). Additionally, Investors Bank sponsors a long-term care program for certain of its executive officers, senior vice presidents and their spouses or spousal equivalents. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s: (i) termination for cause; (ii) retirement; (iii) relocation outside of the country; or (iv) death. Spousal coverage will be terminated upon: (i) a participant’s termination or retirement; (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.
ESOP. Investors Bank maintains the ESOP. Employees of Investors Bank and any subsidiary (unless excluded by the ESOP) who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the ESOP. The ESOP borrowed funds from Investors Bancorp pursuant to a loan and used those funds to purchase 4,254,072 shares of common stock for the ESOP in connection with Investors Bancorp’s initial public offering in 2005. The purchased shares serve as collateral for the loan. The loan is being repaid principally through annual contributions to the ESOP by Investors Bank over the 30 year loan term. The loan currently has a remaining term of approximately 21 years. Shares purchased by the ESOP are held in a suspense account for allocation among the participants’ accounts as the loan is repaid on a pro-rata basis.
Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid in the form of common stock. Pursuant to FASB ASC Topic 718-40, we are required to record a compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.
401(k) Plan. Investors Bank maintains the 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the plan year or the first day of the first day of the month following the date on which the employee attains age 21. A participant may contribute up to 60% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2013, the salary deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Investors Bank will make an employer contribution equal to 50% of the participant’s salary deferral contribution, provided that such amount does not exceed 6% of the participant’s compensation earned during the plan year. Participants will become 100% vested in their employer contributions after completing three years of credited service (which is a three-year cliff vesting schedule). However a participant will immediately become 100% vested in any employer contributions upon the participant’s disability or attainment of age 65 while employed with Investors Bank. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan is generally payable in the form of a lump sum payment as soon as administratively feasible following his or her termination of employment with Investors Bank, provided, however that a participant can elect to receive a distribution of his or her vested account upon attaining age 59 1⁄2.
Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.
Defined Benefit Pension Plan. Investors Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, formerly known as the Financial Institutions Retirement Fund, which is a tax-qualified defined benefit pension plan (the “Defined Benefit Plan”). All employees age 21 or older who have completed one year of employment with Investors Bank are eligible for participation in the Defined Benefit Plan; however, only employees who have been credited with 1,000 or more hours of service with Investors Bank are eligible to accrue benefits under the Defined Benefit Plan. Investors Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The retirement benefit formula under the Defined Benefit Plan provides for a nonintegrated unit accrual formula with an annual accrual rate of 1.25% of the participant’s high five year average salary, with a 30-year salary cap. A participant’s average annual compensation is the average annual compensation over the five consecutive calendar years out of the last 10 calendar years in which the participant’s compensation was the greatest, or over all calendar years if less than five.
The regular form of retirement benefit is a straight life annuity (if the participant is single) and a joint and survivor annuity (if the participant is married). However, various alternative forms of joint and survivor annuities may be selected instead. If a participant dies while in active service and after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s beneficiary. Benefits payable upon death may be paid in a lump sum, installments, or in the form of a life annuity. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.
Supplemental ESOP and Retirement Plan. Investors Bank maintains the Supplemental ESOP and Retirement Plan ("the Plan"). The Plan is intended to compensate certain executives participating in the Defined Benefit Plan (the "Retirement Plan") and the Investors Bank Employee Stock Ownership Plan ("the ESOP") whose contributions or benefits are limited by Sections 415 and/or 401(a)(17) of the Internal Revenue Code, applicable to tax-qualified retirement plans (the “Tax Law Limitations”). As of December 31, 2013, Messrs. Cummings, Cama, Spengler, Kalamaras and Splaine were participants in the plan.
The plan provides benefits attributable to participation in the Defined Benefit Plan equal to the excess, if any, of the vested accrued benefit to which the participant would be entitled under the Defined Benefit Plan, determined without regard to the Tax Law Limitations, over the vested accrued benefit to which the participant is actually entitled under the Defined Benefit Plan, taking into account the Tax Law Limitations (the “Supplemental Retirement Plan Benefit”).
The Plan also provides benefits attributable to participation in the ESOP equal to the difference between the allocation of shares of Investors Bancorp common stock the participant would have received under the ESOP without regard to the Tax Law Limitations, and the number of shares of stock that are actually allocated as a result of the Tax Law Limitations (the “Supplemental ESOP Benefit”). The Supplemental ESOP Benefit under the plan is denominated in phantom shares of stock such that one phantom share has a value equal to the fair market value of one share of Investors Bancorp common stock. Each participant’s phantom shares are held in a bookkeeping account established on his or her behalf. Each plan year, the dollar amount of earnings on the phantom shares deemed allocated to each participant’s account will be converted into phantom shares and credited to each participant’s account.
As a long-term compensation plan, the participant’s vested interest in the Supplemental Retirement Plan Benefit and in the Supplemental ESOP Benefit is based on a five-year “cliff vesting” schedule where participants with less than five years of employment will be 0% vested in their benefits, and will become 100% vested upon the completion of five years of employment.
In the event of a participant’s “separation from service” (as defined under Section 409A of the Internal Revenue Code) prior to attainment of age 55, the participant’s accrued Supplemental Retirement Plan Benefit will be paid in a single lump sum payment within 30 days of the participant’s separation from service. In the event of separation from service after age 55, the participant’s Supplemental Retirement Plan Benefit will be payable upon the participant’s early retirement date (age 55 with 10 years of service) or normal retirement date (age 65 with five years of service) in either a lump sum or an annuity (single life, single life with 120 months guaranteed, joint and 100% survivor annuity or joint and 50% survivor annuity) as elected by the participant, subject to the requirements of Section 409A of the Internal Revenue Code. In the event of a participant’s separation from service within two years following a change in control (as defined in the plan), the participant will receive his Supplemental Retirement Plan Benefit in a lump sum within 30 days after his separation from service. The participant’s Supplemental ESOP Benefit will be payable in cash in either a lump sum or annual installments over a period not to exceed five years, as elected by the participant, and will commence within 30 days following the earlier of the participant’s: (i) separation from service, (ii) death or (iii) disability, subject to the requirements of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, in the event the participant is a “specified employee”, as defined under Section 409A of the Internal Revenue Code, no benefit will be payable under the plan during the first six months following the participant’s separation from service (except in the event of death or disability).
Executive Supplemental Retirement Wage Replacement Plan. Investors Bank maintains the Executive Supplemental Retirement Wage Replacement Plan (the "Wage Replacement Plan"). The Wage Replacement Plan is designed to provide participants with a normal retirement benefit, which is an annual benefit equal to 60% of the participant’s highest average annual base salary and cash incentive (over a consecutive 36-month period within the last 120 consecutive calendar months of employment) reduced by the sum of the benefits provided under the Defined Benefit Plan and the annuitized value of his or her benefits payable from the defined benefit portion of the Supplemental ESOP and Retirement Plan (which is referred to above as the Supplemental Retirement Plan Benefit).
Upon separation from service at or after the normal retirement date (age 65) with at least 120 months of employment, a participant is entitled to the normal retirement benefit commencing on the first day of the month after separation from service, payable in monthly installments for life, with 120 monthly payments guaranteed or for an alternative period of time as elected by the participant. If the participant retires after the normal retirement date, but before completion of 120 months of employment, his or her normal retirement benefit will be reduced by 1/120th for each month of employment less than 120 months. If the participant’s separation from service actually occurs later than the normal retirement date, the participant’s normal retirement benefit will be increased by 0.8% for each month of employment with Investors Bank after the normal retirement date.
Upon separation from service on or after attaining age 55, but prior to the normal retirement date, the participant’s accrued benefit payable as an early retirement benefit will be equal to the normal retirement benefit, reduced by 2% for each year prior to age 65; however, if the participant separates from service on or after attaining age 55 with 25 years of vesting service, his or her accrued benefit will not be reduced. A participant can elect for the early retirement benefit to commence either: (i) within 30 days; or (ii) on the normal retirement date. In the event of a participant’s separation from service coincident with or within two years following a change in control, the participant will be entitled to a lump sum payment equal to the actuarial equivalent of the normal retirement benefit or early retirement benefit if the participant has not attained age 65. For these purposes, a participant with less than 120 months of employment will be entitled to a benefit calculated as if the participant had 120 months of employment, and a participant who has not yet attained age 55 will be deemed to have attained age 55. Notwithstanding the foregoing, in the event the participant is a “specified employee” as defined under Section 409A of the Internal Revenue Code, no benefit will be payable under the plan during the first six months following the participant’s separation from service (except in the event of death or disability).
If a participant dies while in active service, a survivor benefit, calculated as if the participant had lived until his normal retirement date, will be payable to the participant’s beneficiary. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit payable at age 65.
At December 31, 2013, Messrs. Cummings, Cama, Kalamaras and Spengler were participants in the Wage Replacement Plan.
Perquisites. The Compensation and Benefits Committee believes that perquisites should be provided on a limited basis, and only to the most senior level of executive officers. As of December 31, 2013, the following perquisites were available for Messrs. Cummings, Cama, Spengler and Kalamaras: (i) club membership; (ii) automobile allowance; (iii) long term care insurance and (iv) an annual medical examination; and for Mr. Splaine: (i) long term care insurance and (ii) an annual medical examination.
Elements of Post-Termination Benefits
Employment Agreements. Investors Bancorp entered into employment agreements with each of Messrs. Cummings, Cama, Spengler and Kalamaras. The employment agreements for Messrs. Cummings, Cama, and Spengler were originally entered into on October 11, 2005 and the employment agreement for Mr. Kalamaras was originally entered into on August 18, 2008. Since their date of execution, no change has been made to the employment agreements (including to the amount and the manner in which the severance benefits are payable thereunder), except that the employment agreements for Messrs. Cumming and Cama were each amended and restated on August 18, 2008 solely to conform to the requirements of Section 409A of the Internal Revenue Code and the employment agreements for Messrs. Spengler and Kalamaras were each amended and restated on March 29, 2010 solely to change the length of the executive’s employment term. Each of these agreements has an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. The executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.
Each executive is entitled to a severance payment and benefits in the event of his termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for just cause, disability or retirement, provided that such termination of employment constitutes a “separation from service” under Internal Revenue Code Section 409A, or in the event the executive resigns during the term of the agreement following: (i) the failure to elect or reelect or to appoint or reappoint the executive to his executive position; (ii) a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope; (iii) the liquidation or dissolution of Investors Bancorp or Investors Bank, other than a liquidation or dissolution caused by a reorganization that does not affect the status of the executive; (iv) a change in control of Investors Bancorp; or (v) a material breach of the employment agreement by Investors Bancorp or Investors Bank (the conversion does not constitute a change in control for purposes of the agreements), the executive would be entitled to a severance payment equal to three times the sum of his base salary and the highest amount of cash incentive compensation awarded to him during the prior three years, payable in a lump sum. In addition, the executive would be entitled to, at Investors Bancorp’s sole expense, the continuation of nontaxable life and medical, dental and disability coverage for 36 months after termination of employment. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under the Defined Benefit Plan if he had continued

working for Investors Bancorp for 36 months over the present value of the benefits to which he is actually entitled as of the date of termination. The executives would be entitled to no additional benefits under the employment agreement upon retirement at age 65.
Should the executive become disabled, Investors Bancorp would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any employer-provided disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Investors Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death. The employment agreement terminates upon retirement (as defined therein), and the executive would only be entitled to benefits under any retirement plan of Investors Bancorp and other plans to which the executive is a party.
The employment agreements for Messrs. Cummings and Cama also provide for indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equal the amount of such payments and the value of such benefits the executive would have received in the absence of an excise tax attributable to Sections 280G and 4999 of the Internal Revenue Code, including any federal, state and local taxes on Investors Bancorp’s payment to the executive attributable to such tax. The employment agreements for Messrs. Kalamaras and Spengler provide that their change in control benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.
Upon any termination of the executive’s employment, other than a termination (whether voluntary or involuntary) following a change in control as a result of which Investors Bancorp has paid the executive severance benefits, the executive is prohibited from competing with Investors Bank and/or Investors Bancorp for one year following such termination within 25 miles of any existing branch of Investors Bank or any subsidiary of Investors Bancorp or within 25 miles of any office for which Investors Bank, Investors Bancorp or a bank subsidiary of Investors Bancorp has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the board of directors. The executive is also subject to confidentiality provisions during and after the term of the employment agreement.
Investors Bancorp has also entered into an employment agreement with Mr. Splaine. Mr. Splaine’s employment agreement was originally entered into on November 15, 2005. Since that time, no change has been made to the employment agreement (including to the amount and the manner in which the severance benefits are payable thereunder), except that the employment agreement was amended and restated on August 21, 2007 solely to conform to the requirements of Section 409A of the Internal Revenue Code. The employment agreement has a two-year term. Unless notice of non-renewal is provided, the agreement renews annually. Mr. Splaine’s employment may be terminated for just cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination. In the event Mr. Splaine’s employment is terminated (for reasons other than for just cause, disability or retirement) or in the event he resigns during the term of the agreement for any of the same reasons as specified under the three-year employment agreements referenced above, Mr. Splaine would be entitled to a severance payment equal to 1.5 times his highest rate of base salary and the highest amount of cash incentive compensation awarded to him during the prior two years, payable in a lump sum. In addition, Mr. Splaine would be entitled, at Investors Bancorp’s sole expense, to the continuation of life, nontaxable medical, dental and disability coverage for 18 months after termination of employment. Mr. Splaine would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under the Defined Benefit Plan if he had continued working for Investors Bancorp for 18 months over the present value of the benefits to which he is actually entitled as of the date of termination. Mr. Splaine’s employment agreement provides that his change in control benefits will be reduced to the extent necessary to avoid penalties under 280G of the Internal Revenue Code.
Mr. Splaine would be entitled to no additional benefits under the employment agreement upon retirement at age 65. Should Mr. Splaine become disabled, Investors Bancorp would continue to pay him his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to him pursuant to any employer-provided disability insurance would reduce the compensation he would receive. In the event Mr. Splaine dies while employed by Investors Bancorp, his estate will be paid his base salary for one year and Mr. Splaine’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death.
Change-in-Control Agreements. Investors Bancorp entered into change-in-control agreements with certain officers at the level of vice president or higher that are not parties to an employment agreement, which would provide certain benefits in the event of a termination of employment following a change in control of Investors Bancorp or Investors Bank. Each of the change-in-control agreements provides for a term of two years. Commencing on each anniversary date of the effective date of the change-in-control agreements, the agreements renew for an additional year so that the remaining term will be two years, subject to termination by the Board of Directors or notice of non-renewal. The change-in-control agreements enable Investors Bancorp to offer to designated officers certain protections against termination without just cause in the event of a change in control (as defined in the agreements).
Following a change in control of Investors Bancorp or Investors Bank, the officer is entitled under the agreement to a payment if the officer’s employment is terminated during the term of such agreement, other than for just cause, or if the officer voluntarily terminates employment during the term of such agreement as a result of a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either Investors Bank or Investors Bancorp is merged into another entity in connection with a change in control and will not operate as a stand-alone, independent entity), reduction in his or her annual compensation or benefits, or relocation of his or her principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event an officer who is a party to a change-in-control agreement is entitled to receive payments pursuant to the change-in-control agreement, he will receive a cash payment equal to 1.5 times the sum of (i) his or her highest rate of base salary and, (ii) the highest amount of cash incentive compensation awarded to the officer during the prior three years, payable in a lump sum. In addition to the cash payment, each covered officer is entitled to receive life and non-taxable medical and dental coverage for a period of 18 months from the date of termination. Notwithstanding any provision to the contrary in the change-in-control agreement, payments are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
Other Matters
Stock Ownership Requirements. The board of directors adopted stock ownership guidelines for our named executive officers that require the following minimum investment in Investors Bancorp common stock:

Chief Executive Officer:	A number of shares having a market value equal to 5x annual base salary
Other named executive officers:	A number of shares having a market value equal to 3x annual base salary
Equity Retention Policy. In 2013, the board of directors adopted the Equity Retention Policy, which is independent of the stock ownership guidelines described above. This policy applies to all executive officers of Investors Bancorp and all members of the board of directors. Under the policy, each executive officer is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until three months following the date of the executive officer’s termination of employment. Each director is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until termination of service from the board of directors. A “covered share” means any share acquired by an executive officer or director pursuant to an award granted after July 23, 2013 under any equity compensation plan or other written compensatory arrangement.
Anti-Hedging Policy. The board of directors adopted an anti-hedging policy, which prohibits directors and executive officers, including the named executive officers, from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Investors Bancorp common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Investors Bancorp common stock would affect the value of shares of Investors Bancorp common stock owned by an executive officer or director is prohibited. Cashless exercises of stock options are not deemed short sales and are permitted. This policy does not prohibit transactions involving the stock of other unrelated companies.
Clawback Policy. In accordance with a clawback policy adopted by the board of directors, as a condition to receiving incentive compensation, named executive officers agree to return bonus and other incentive compensation paid by Investors Bancorp (including cancellation of outstanding equity awards and reimbursement of any gains realized on such awards) if: (i) the payments or awards were based on reported financial statement or financial information or (any performance metrics or criteria that were based on such financial statements or information); (ii) there is an accounting restatement of financial statements due to material noncompliance with financial reporting requirements under the federal securities laws; and (iii) the amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.
Tax Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each named executive officer listed in the summary compensation table, except for the principal financial officer. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.

The Compensation and Benefits Committee currently does not have a formal policy with respect to the payment of compensation in excess of the deduction limit. The Compensation and Benefits Committee’s practice is to structure compensation programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation and Benefits Committee considers a variety of factors, including Investors Bancorp’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances and Investors Bancorp’s incentive and retention requirement for its management personnel. After considering these factors, the Compensation and Benefits Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.
Tax and Accounting Implications. In consultation with our tax advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

COMPENSATION AND BENEFITS COMMITTEE REPORT
Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation and Benefits Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation and Benefits Committee (the Committee) of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.
The Committee understands its fiduciary responsibility to shareholders. The Committee has worked very hard with the help of management and our compensation consultant to implement a performance driven compensation program.
We operate in a very competitive banking market. To ensure fairness and competiveness, the Committee collects and analyzes an extensive amount of information about executive compensation values and practices in our marketplace. In our region, obtaining and retaining talented people is a serious challenge. The worldwide financial services industry has a large footprint in the New York and New Jersey area and consequently many opportunities exist for employment. It is important to make the Company attractive to this important talent pool.
The Committee is proud of our Executive Officer Annual Incentive Plan. Each year a participant is assigned personal goals and a share of the overall corporate goals. Each participant is advised of the cash incentive opportunity for meeting his/her goals. We believe that the Plan has had a positive effect on employee performance and has stimulated and energized employees to contribute to the overall success of the Company. The Committee is delighted to see the energy and effort our employees bring to achieving their goals. Careful selection of goals in a way that aligns the employees’ performance with advancing the overall strategic objectives of the Company moves the entire Company along its carefully designed strategic path.
The Committee has also utilized equity grants to drive long term performance and to align employees’ financial interests with those of our shareholders. Recent grants have been made with a seven year vesting requirement, which is much longer than the vesting requirements of our peers, but vesting partially accelerates upon achievement of certain corporate financial and business benchmarks, however there were no equity grants to named executive officers during 2013. The Company also sponsors an employee stock ownership plan (ESOP), through which all eligible employees are eligible to receive Company stock. By ensuring that all employees are shareholders, the Committee believes that the entire workforce has a personal financial stake in the success of the Company.
Even without formal regulatory requirements, the Company has voluntarily adopted a clawback policy, in order to recapture inappropriate incentive compensation payments, should that ever occur. At the same time, the Committee recognizes the need to discourage the taking of undue risk to achieve short term goals. We have built into our overall compensation philosophy elements that encourage longer term thinking and in particular, the preservation of asset quality. It is the Committee’s belief that our compensation program spends Company funds in a way that effectively drives superior employee performance and the success of the Company.

Compensation and Benefits Committee of Investors Bancorp, Inc.

Brian D. Dittenhafer, Chair
Robert C. Albanese, Member
Dennis M. Bone, Member
Doreen R. Byrnes, Member
Brendan J. Dugan, Member
James H. Ward, III, Member

Executive Compensation
The following table sets forth for the calendar years ended December 31, 2013, 2012 and 2011 certain information as to the total remuneration paid to named executive officers with respect to the applicable year.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Kevin Cummings, President and Chief Executive Officer	2013 2012 2011	935,000 935,000 850,100	467,500 467,500 -	- 2,199,000 1,981,500	- - -	1,402,500 935,000 850,100	1,650,000 2,346,000 1,334,000	297,559 170,696 123,623	4,752,559 7,053,196 5,139,323
Domenick A. Cama, Senior Executive Vice President and Chief Operating Officer	2013 2012 2011	621,000 621,000 575,100	275,000 248,000 -	- 1,466,000 1,321,000	- - -	745,200 496,800 460,080	742,000 1,289,000 857,000	190,261 110,388 85,115	2,573,461 4,231,188 3,298,295
Richard Spengler, Executive Vice President and Chief Lending Officer	2013 2012 2011	400,000 400,000 375,100	125,000 120,000 -	- 659,700 660,500	- - -	358,200 240,000 225,060	88,000 479,000 412,000	120,314 72,539 62,380	1,091,514 1,971,239 1,735,040
Paul Kalamaras, Executive Vice President and Chief Retail Banking Officer	2013 2012 2011	375,000 375,000 325,100	125,000 112,500 -	- 806,300 528,400	- - -	333,450 225,000 195,060	293,000 600,000 56,000	106,012 64,767 50,503	1,232,462 2,183,567 1,155,063
Thomas F. Splaine, Jr., Senior Vice President and Chief Financial Officer	2013 2012 2011	325,000 312,000 300,100	80,000 60,000 -	- 146,600 330,250	- - -	199,875 156,000 150,050	19,000 85,000 69,000	88,722 57,118 54,932	712,597 816,718 904,332

(1)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718, of restricted stock awards pursuant to the 2006 Equity Incentive Plan. No forfeiture occurred during the reported years. Assumptions used in the calculation of these amounts are included in footnote 11 to Investors Bancorp’s audited financial statements for the calendar year ended December 31, 2013 included in Investors Bancorp’s Annual Report on Form 10-K.

(2)	The amounts were earned pursuant to the Executive Officer Annual Incentive Plan.

(3)
The amounts in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the measurement date in the immediately preceding calendar year to the measurement date in such calendar year, determined using the interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements. The amount reported may include amounts in which the named executive officer is not yet vested. Earnings under the Supplemental ESOP and Retirement Plan attributable to the Supplemental ESOP Benefit are not included in this amount because the earnings were not “above-market,” as defined by the SEC.

(4)
The amounts in this column represent all other compensation not properly reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000, and employer contributions to defined contribution plans. See the “All Other Compensation” and “Perquisites” tables below for a breakdown of these amounts for the year ended December 31, 2013.

ALL OTHER COMPENSATION

Name	Calendar or Fiscal Year	Perquisites and Other Personal Benefits ($) (1)	Dividends on Unvested Stock Awards ($)	Company Contribution for Medical and Insurance Benefits ($)	Company Contributions to ESOP and 401(k) Plan and Supplemental ESOP ($)	Total ($)
Kevin Cummings	2013	24,090	62,322	25,454	185,693	297,559
	2012	32,938	18,393	14,725	104,640	170,696
	2011	25,183	—	14,064	84,376	123,623

Domenick A. Cama	2013	15,122	43,572	18,415	113,152	190,261
	2012	15,856	12,857	14,725	66,950	110,388
	2011	15,250	—	14,064	55,801	85,115

Richard S. Spengler	2013	12,724	22,750	17,563	67,277	120,314
	2012	8,847	6,714	14,725	42,253	72,539
	2011	11,239	—	14,064	37,077	62,380

Paul Kalamaras	2013	19,994	20,607	3,043	62,368	106,012
	2012	18,662	6,671	2,778	36,656	64,767
	2011	14,569	—	3,101	32,833	50,503

Thomas F. Splaine, Jr.	2013	12,301	9,536	17,500	49,385	88,722
	2012	6,186	2,821	14,638	33,473	57,118
	2011	10,605	—	13,908	30,419	54,932

(1)	A detailed description of the perquisites included in this column is set forth in the table below.

PERQUISITES

Name	Calendar or Fiscal Year	Automobile Allowance ($)	Long Term Care ($)	Club Dues ($)	Executive Health Exam ($)	Total Perquisites and Other Personal Benefits ($)
Kevin Cummings	2013	15,272	8,107	711	—	24,090
	2012	11,617	8,107	587	12,627	32,938
	2011	7,247	8,106	930	8,900	25,183

Domenick A. Cama	2013	4,599	9,899	624	—	15,122
	2012	5,365	9,898	593	—	15,856
	2011	2,541	9,898	536	2,275	15,250

Richard S. Spengler	2013	7,484	4,351	889	—	12,724
	2012	3,782	3,945	1,120	—	8,847
	2011	6,425	3,130	1,684	—	11,239

Paul Kalamaras	2013	6,745	12,262	987	—	19,994
	2012	5,111	12,262	1,289	—	18,662
	2011	4,294	9,196	1,079	—	14,569

Thomas F. Splaine, Jr.	2013	—	12,301	—	—	12,301
	2012	—	6,186	—	—	6,186
	2011	—	10,605	—	—	10,605
Plan-Based Awards. The following table sets forth certain information as to grants during calendar 2013 of plan-based awards to the named executive officers under the Executive Officer Annual Incentive Plan.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2013
		Estimated Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
		Threshold ($)	Target ($)	Maximum ($)
Kevin Cummings	2/25/2013	701,250	1,051,875	1,402,500	-	-	-	-
Domenick A. Cama	2/25/2013	372,600	558,900	745,200	-	-	-	-
Richard S. Spengler	2/25/2013	180,000	272,000	360,000	-	-	-	-
Paul Kalamaras	2/25/2013	168,750	255,000	337,500	-	-	-	-
Thomas F. Splaine, Jr.	2/25/2013	121,875	182,000	243,750	-	-	-	-
For a narrative description of the material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and in the Grants of Plan-Based Awards Table for 2013, please see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2013 for the named executive officers.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have not Vested ($) (3)
Kevin Cummings	11/20/06	450,000	-	15.25	11/20/16	-	-
	02/23/10	-	-	-	-	71,429	1,827,154
	01/25/11	-	-	-	-	107,144	2,740,774
	01/23/12	-	-	-	-	128,572	3,288,872

Domenick A. Cama	11/20/06	400,000	-	15.25	11/20/16	-	-
	02/23/10	-	-	-	-	57,143	1,461,718
	01/25/11	-	-	-	-	71,430	1,827,179
	01/23/12	-	-	-	-	85,715	2,192,590

Richard S. Spengler	11/20/06	200,000	-	15.25	11/20/16	-	-
	02/23/10	-	-	-	-	37,143	950,118
	01/25/11	-	-	-	-	35,715	913,590
	01/23/12	-	-	-	-	38,572	986,672

Paul Kalamaras	11/18/08	140,000	-	13.69	11/18/18	-	-
	02/23/10	-	-	-	-	25,715	657,790
	01/25/11	-	-	-	-	28,572	730,872
	01/23/12	-	-	-	-	47,143	1,205,918

Thomas F. Splaine, Jr.	11/20/06	175,000	-	15.25	11/20/16	-	-
	02/23/10	-	-	-	-	20,000	511,600
	01/25/11	-	-	-	-	17,858	456,808
	01/23/12	-	-	-	-	8,572	219,272

(1)	Stock options expire if unexercised 10 years after the grant date.

(2)
Stock awards generally vest over a seven-year period commencing on the first anniversary of the date granted, however, if certain performance goals are achieved the vesting will be accelerated by two years commencing in the year in which the performance goal is achieved.

(3)	This amount is based on the fair market value of Investors Bancorp common stock on December 31, 2013 of $25.58.

Option Exercises and Stock Vested. The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer during 2013. No stock options were exercised by named executive officers during the year ended December 31, 2013.
OPTION EXERCISES AND STOCK VESTED AT DECEMBER 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kevin Cummings	-	-	60,713	1,088,584
Domenick A. Cama	-	-	42,856	768,551
Richard S. Spengler	-	-	22,857	409,990
Paul Kalamaras	-	-	19,999	358,789
Thomas F. Splaine, Jr.	-	-	9,999	179,296

(1)	The value realized on vesting represents the market value of Investors Bancorp common stock on the day the stock vested.
Pension Benefits. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements. For a narrative description of each applicable plan, please see “Compensation Discussion and Analysis” above.
PENSION BENEFITS AT OR FOR THE YEAR ENDED DECEMBER 31, 2013

Name	Plan Name	Number of Years Credited Service ($) (1)	Present Value of Accumulated Benefit ($) (2)	Payment During Last Year ($)
Kevin Cummings	Defined Benefit Plan	9.5	333,000	-
	Supplemental ESOP and Retirement Plan and Wage Replacement Plan	9.5	6,563,000	-

Domenick A. Cama	Defined Benefit Plan	23.0	691,000	-
	Supplemental ESOP and Retirement Plan and Wage Replacement Plan	23.0	3,422,000	-

Richard S. Spengler	Defined Benefit Plan	30.0	583,000	-
	Supplemental ESOP and Retirement Plan and Wage Replacement Plan	30.0	956,000	-

Paul Kalamaras	Defined Benefit Plan	4.3	101,000	-
	Supplemental ESOP and Retirement Plan and Wage Replacement Plan	4.3	831,000	-

Thomas F. Splaine, Jr.	Defined Benefit Plan	8.0	132,000	-
	Supplemental ESOP and Retirement Plan	8.0	100,000	-

(1)
The number of years of credited service represents all years of service, including years following the change in benefit formula for the Investors Bank Pension Plan on January 1, 2006. For Messrs. Cama and Spengler, credited service years include qualified years served at other financial institutions that participated in the Defined Benefit Plan, formerly known as the Financial Institutions Retirement Fund.

(2)
The figures shown are determined as of the plan’s measurement date of December 31, 2013 for purposes of Investors Bancorp’s audited financial statements. For discount rate and other assumptions used for this purpose, please refer to footnote 11 in the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013.

Nonqualified Deferred Compensation. The following table sets forth information with respect to the nonqualified deferred compensation plans at and for the year ended December 31, 2013 for the named executive officers. For a narrative description of the Supplemental ESOP and Retirement Plan, please see “Compensation Discussion and Analysis” above.
NONQUALIFIED DEFERRED COMPENSATION AT OR FOR THE YEAR ENDED
DECEMBER 31, 2013

Name	Plan Name	Executive Contributions in Last Year ($)	Registrant Contributions in Last Year ($) (1)	Aggregate Earnings (Loss) in Last Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($) (3)
Kevin Cummings	Supplemental ESOP and Retirement Plan	-	155,174	272,858	-	1,050,009
Domenick A. Cama	Supplemental ESOP and Retirement Plan	-	82,632	129,324	-	506,748
Richard S. Spengler	Supplemental ESOP and Retirement Plan	-	36,758	40,315	-	168,969
Paul Kalamaras	Supplemental ESOP and Retirement Plan	-	31,849	19,925	-	97,194
Thomas F. Splaine, Jr.	Supplemental ESOP and Retirement Plan	-	19,241	15,866	-	71,274

(1)
The value of the non-qualified Supplemental ESOP contribution made in calendar 2013 is based on the fair market value of Investors Bancorp common stock on December 31, 2013 of $25.58. These contributions are included in the Summary Compensation Table.

(2)
The aggregate earnings (loss) for the Supplemental ESOP and Retirement Plan reflect the change in value of phantom shares issued prior to calendar 2013, based on the fair market value of Investors Bancorp common stock in December 31, 2013 of $25.58. This amount is not included in the Summary Compensation Table because the rate of earnings was not “above-market,” as defined by the SEC.

(3)
The aggregate balances reported for the Supplemental ESOP Plan are based on the market value of Investors Bancorp common stock on December 31, 2013 of $25.58. For Messrs. Cummings, Cama, Spengler, Kalamaras and Splaine, $700,710, $337,609, $113,336, $71,431 and $49,590, respectively, of their total aggregate balance was previously reported as compensation to them in our Summary Compensation Tables for previous years.

Potential Payments Upon Termination or Change in Control. At December 31, 2013, Investors Bancorp had three-year employment agreements with Messrs. Cummings, Cama, Spengler and Kalamaras, and a two-year employment agreement with Mr. Splaine. A narrative description of the material terms of the agreements is set forth in “Compensation Discussion and Analysis.” The table below reflects the amount of compensation payable to each named executive officer pursuant to his employment agreement in the event of termination of his employment. No payments are required under the employment agreements due to the named executive officers’ voluntary termination prior to a change in control. The amount of compensation payable to each named executive officer upon: (i) involuntary termination (other than for cause); (ii) termination following a change of control; and (iii) in the event of disability is shown below. The amounts shown assume that such termination was effective as of December 31, 2013, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the named executive officer upon termination. Messrs. Cummings and Cama are entitled to tax indemnification payments for any excess parachute payments under Section 280G of the Internal Revenue Code. The change in control benefits payable to Messrs. Spengler, Kalamaras and Splaine under their employment agreements would be reduced to the extent necessary to avoid triggering excess parachute payments under Section 280G of the Internal Revenue Code. The amounts shown relating to unvested options and stock awards are based on the fair market value of Investors Bancorp common stock on December 31, 2013 of $25.58. The actual amounts to be paid out can only be determined at the time of such executive’s date of termination with Investors Bancorp. The following table does not include amounts payable upon termination of employment under the Supplemental ESOP and Retirement Plan and the Wage Replacement Plan because the present value of the accumulated benefits under each of those plans is set forth in the tables above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AS OF DECEMBER 31, 2013

	Mr. Cummings	Mr. Cama	Mr. Spengler	Mr. Kalamaras	Mr. Splaine
Retirement (1)
Retiree Health/Life Insurance	-	-	-	-	-
Stock Option Vesting	-	-	-	-	-
Restricted Stock Vesting	-	-	-	-	-
Early Retirement (1)
Retiree Health/Life Insurance	-	-	-	-	-
Stock Option Vesting	-	-	-	-	-
Restricted Stock Vesting	-	-	-	-	-
Disability
Salary Continuation (2)	2,189,530	1,327,530	944,530	869,530	260,530
Stock Option Vesting	-	-	-	-	-
Restricted Stock Vesting	7,856,769	5,481,487	2,850,379	2,594,579	1,187,679
Other benefits (3)	18,926	19,822	15,591	6,826	19,879
Death
Salary Continuation (5)	935,000	621,000	400,000	375,000	325,000
Stock Option Vesting	-	-	-	-	-
Restricted Stock Vesting	7,856,769	5,481,487	2,850,379	2,594,579	1,187,679
Other benefits (3)	28,499	28,499	25,585	144	26,278
Discharge w/o Cause or Resignation w/ Good Reason-no Change in Control
Stock Option Vesting	-	-	-	-	-
Restricted Stock Vesting	-	-	-	-	-
Salary and Cash Incentive (6)	7,012,500	4,098,600	2,274,600	2,125,350	787,313
Other benefits (3)	113,818	118,929	98,244	45,651	61,986
Excess Pension Benefit (4)(6)	2,893,029	1,481,134	639,648	574,548	47,676
Discharge w/o Cause or Resignation w/ Good Reason-Change in Control-related
Stock Option Vesting	-	-	-	-	-
Restricted Stock Vesting	7,856,769	5,481,487	2,850,379	2,594,579	1,187,679
Salary and Cash Incentive (6)	7,012,500	4,098,600	2,274,600	2,125,350	787,313
Other benefits (3)	113,818	118,929	98,244	45,651	61,986
Excess Pension Benefit (4)(6)	2,893,029	1,481,134	639,648	574,548	47,676
Tax Indemnification Payment (7)	7,669,808	4,947,848	-	-	-

(1)	As of December 31, 2013, none of the named executive officers were eligible for early retirement or retirement.

(2)
Upon disability, the named executive officer is entitled to base salary for the longer of the remaining term of his employment agreement or one year. Such benefit is reduced by the amount paid under our disability plan or policy, which is not reflected in this table.

(3)
Other benefits include amounts for benefits in effect prior to termination; life, medical, dental, disability and long term care, and is calculated based on the terms specified in the employment agreements.

(4)
Each employment agreement provides that Investors Bancorp will pay the excess, if any of: (i) the present value of benefits to which the named executive officer would be entitled to under the defined benefit plans if he had continued working for Investors Bancorp for 36 months in the case if Messrs. Cummings, Cama, Spengler and Kalamaras and 18 months for Mr. Splaine, and (ii) the present value of the benefits to which he is actually entitled.

(5)	This amount is payable according to normal payroll practices for one year following the named executive officer’s date of death.

(6)	This amount is paid in a lump sum following the named executive officer’s date of termination.

(7)
This amount is generally payable in a lump sum to the named executive officer following the date of termination, but it may be timely paid directly to the applicable taxing authorities on behalf of the named executive officer. For Messrs. Spengler, Kalamaras and Splaine, their cash payment would be reduced by $2,574,309, $2,301,254 and $218,757, respectively, to avoid triggering an excess parachute payment under Section 280G of the Internal Revenue Code.

Director Compensation
Elements of Director Compensation
Director Fees. Each of the individuals who serve as a director of Investors Bancorp also serves as a director of Investors Bank. The non-employee directors of Investors Bancorp and Investors Bank are compensated separately for service on each entity’s board. Each non-employee director of Investors Bancorp is paid a monthly retainer of $2,000 ($4,000 per month for the Chairman), and $1,500 for each committee meeting attended ($2,500 for the Audit Committee). The Chairman of the Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Risk Oversight Committee are each paid an annual retainer of $10,000. Each non-employee director of Investors Bank is paid a monthly retainer of $4,000 ($8,000 per month for the Chairman) and $2,100 for each Board meeting attended ($4,200 per meeting for the Chairman). Employee directors are not compensated for serving as directors.
The board of directors establishes non-employee director compensation based on recommendations of the Compensation and Benefits Committee. Periodically, the Compensation and Benefits Committee engages the services of GK Partners and its external surveys to assist in the committee’s review of director compensation. The Compensation and Benefits Committee did not recommend any changes to the compensation payable to non-employee directors in 2013.
Stock Option and Stock Award Program. Each director is eligible to participate in the 2006 Equity Incentive Plan as described above in “Compensation Discussion and Analysis.” The Compensation and Benefits Committee of the board of directors granted a total of 1,709,252 stock options (which includes 195,343 stock options that have expired) and 683,701 restricted stock awards to directors since the plan’s inception, which represents 100% of the awards reserved for issuance to non-employee directors. Mr. Albanese and Ms. Siekerka each have outstanding stock options that were granted under the Roma Financial Corporation 2008 Equity Incentive Plan. Please see the Directors’ Compensation Table for further details regarding each director’s outstanding stock option and unvested restricted stock awards under such plans.
Director Benefits. For directors and their spouses or spousal equivalents as of 2007, Investors Bank sponsors a long-term care program. Directors become eligible to participate after one year of service either on the board of directors, through past employment or as counsel prior to becoming a director. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s: (i) resignation from the board of directors prior to attaining normal retirement age (except for health reasons); (ii) relocation outside of the country; or (iii) death. Spousal coverage will be terminated upon: (i) a participant’s resignation prior to normal retirement age (except for health reasons); (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.
Amended and Restated Director Retirement Plan. Investors Bank maintains the Amended and Restated Director Retirement Plan. Effective November 21, 2006, the Amended and Restated Director Retirement Plan was frozen such that no new benefits accrued under, and no new directors were eligible to participate in, the plan. A director who was: (i) not an active employee of Investors Bank upon retirement from board service; (ii) has provided at least ten years of “cumulative service” (service on the board and, if applicable, as an employee or counsel); (iii) retired at age 65 or later or as a result of disability, was eligible to participate in the plan prior to November 21, 2006. Directors Cashill, Dittenhafer, Szabatin and Manahan are the only directors currently participating in the plan.
An eligible director with at least 15 years of cumulative service will be entitled to an annual retirement benefit equal to the sum of 60% of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year proceeding the director’s year of retirement. A director with at least 10 years of cumulative service but less than 15 years will be entitled to 40% of the sum of the annual retainer and 13 times the regular meeting fee in effect for the calendar year preceding the director’s year of retirement, plus a pro-rated percentage of 20% of the sum of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. The plan includes the annual retainer and board fees, if any, paid by Investors Bancorp in determining a director’s retirement benefit.
In the event of a change in control, a director who has not yet attained ten years of service will be deemed to have ten years of service and attained age 65 in order to calculate his benefit under the plan. In the event a director dies prior to retirement, the director’s beneficiary will be entitled to benefit payments in the form of a joint and survivor benefit payable at 100% of the amount paid to the director. Retirement benefits may be paid, at the director’s election, either in monthly payments until the eligible director’s death, or as a joint and survivor form of benefit payable for the lifetime of the eligible director and, upon the eligible director’s death, at 50% of the benefit amount, to the director’s beneficiary, or a joint and survivor form of benefit payable for the lifetime of the director and, upon the director’s death, at 100% of the amount, to the director’s beneficiary during the beneficiary’s lifetime. In order to receive retirement benefits under the plan, the director must remain a director emeritus in good standing after retirement and must not engage in any business enterprise which competes with Investors Bank nor disclose any confidential information relative to the business of Investors Bank.
Deferred Directors Fee Plans. Investors Bank maintains the Investors Bank Deferred Directors Fee Plan. Each non-employee member of the board of directors of Investors Bank is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the board of directors of Investors Bank. Compensation deferred under the plan and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years.
Investors Bancorp maintains the Investors Bancorp, Inc. Deferred Directors Fee Plan. Each non-employee member of the board of directors of Investors Bancorp is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the board of directors of Investors Bancorp. Compensation deferred under the plan and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years.
Split Dollar Life Insurance Agreements. Mr. Albanese, Mr. Bone and Ms. Siekerka are each parties to individual split dollar life insurance agreements with Roma Bank, which were assumed by Investors Bank on December 6, 2013 in connection with the merger between Investors Bancorp and Roma Financial Corporation. Investors Bank owns a life insurance policy on the life of Messrs. Albanese, Bone and Ms. Siekerka. Under the agreement, upon the death of the director, the proceeds of the policy are divided between the director’s beneficiary, who is entitled to $100,000 on the director’s death, and Investors Bank, which is entitled to the remainder of the death benefit. The director has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon death.

Summary of Directors’ Compensation. The following table sets forth for the year ended December 31, 2013 certain information as to total compensation paid to non-employee directors.
DIRECTORS’ COMPENSATION TABLE

Name	Investors Bancorp Fees Earned or Paid in Cash ($)	Investors Bank Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert C. Albanese (5)	2,000	6,100	-	-	-	-	8,100
Dennis M. Bone (5)	2,000	6,100	-	-	-	-	8,100
Doreen R. Byrnes	51,500	73,200	-	-	-	9,468	134,168
Robert M. Cashill	48,000	146,400	-	-	-	12,056	206,456
William V. Cosgrove	24,000	73,200	-	-	-	34,823	132,023
Brian D. Dittenhafer	61,500	73,200	-	-	-	12,810	147,510
Brendan J. Dugan (5)	8,000	24,400	-	-	-	-	32,400
James J. Garibaldi	24,000	73,200	-	-	-	-	97,200
Vincent D. Manahan (6)	61,500	73,200	-	-	-	10,267	144,967
Michele N. Siekerka (5)	2,000	6,100	-	-	-	-	8,100
Stephen J. Szabatin (6)	61,500	73,200	-	-	-	14,139	148,839
James H. Ward	61,500	73,200	-	-	-	-	134,700

(1)	No director had unvested stock awards at December 31, 2013.

(2)
Messrs. Cashill and Cosgrove and Ms. Byrnes had fully vested unexercised stock option awards of 350,000, 100,000 and 175,000, respectively, for stock option awards received as employees of Investors Bank at December 31, 2013. Messrs. Dittenhafer, Manahan, Szabatin had fully vested unexercised stock option awards of 205,178, 244,178 and 224,178, respectively, at December 31, 2013. Mr. Albanese and Ms. Siekerka, who have no outstanding awards under the 2006 Equity Incentive Plan, had unexercised stock option awards of 13,844 and 27,689, respectively, at December 31, 2013, which were granted under the Roma Financial Corporation 2008 Equity Incentive Plan.

(3)
For Messrs. Cashill, Dittenhafer, Manahan and Szabatin, the present value of their accumulated benefit under the Amended and Restated Director Retirement Plan decreased by $16,000, $70,000, $51,000 and $48,000, respectively.

(4)
This amount includes perquisites and other personal benefits, or property, if the aggregate amount for each director is at least $10,000. Specifically, this amount represents the premiums paid for long term care coverage for Messrs. Cashill, Dittenhafer, Manahan and Szabatin and Ms. Byrnes and their spouses or spousal equivalents. In addition, the amount includes automobile allowance and club dues for Mr. Cosgrove.

(5)	Mr. Dugan was appointed to the board of directors on August 27, 2013. Messrs. Albanese and Bone and Ms. Siekerka were appointed to the board of directors on December 6, 2013.

(6)	Messrs. Manahan and Szabatin retired from the board of directors on December 17, 2013.

Other Matters
Director Stock Ownership Requirements. The Board believes its directors should have a financial investment in the Company to further align their interests with stockholders. Directors are expected to own at least 25,000 shares of common stock (excluding stock options). Stock holdings are expected to be achieved within five (5) years of either the implementation of the ownership guidelines or the starting date of the individual, whichever is later.

PROPOSAL II—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Compensation Discussion and Analysis appearing earlier in this Proxy Statement describes the executive compensation program and the compensation decisions made by the Compensation and Benefits Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “named executive officers”).
At the 2011 Annual Meeting of Stockholders, the Board of Directors recommended, and the stockholders approved, a non-binding vote in favor of holding an annual advisory vote on executive compensation. As a result, the Board of Directors determined that the Company will hold an annual advisory vote to approve executive compensation. This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program. The Board of Directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the stockholders of Investors Bancorp, Inc. (“Investors”) approve the compensation paid to Investors’ named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.”
Our executive compensation program is based on a pay for performance philosophy that is designed to support our business strategy and align the interests of our executives with our stockholders. The Board of Directors believes that the link between compensation and the achievement of our long- and short-term business goals has helped our financial performance over time, while not encouraging excessive risk taking.
For these reasons, the Board of Directors is requesting stockholders to support this proposal. While this advisory vote is non-binding, the Compensation and Benefits Committee and the Board of Directors value the views of the stockholders and will consider the outcome of this vote in future executive compensation decisions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO INVESTORS’ NAMED EXECUTIVE OFFICERS.

PROPOSAL III—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Investors Bancorp’s independent registered public accounting firm for the year ended December 31, 2013 was KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as the independent registered public accounting firm for Investors Bancorp for the year ending December 31, 2014, subject to the ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of KPMG LLP is not required by Investors Bancorp’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Investors Bancorp and its stockholders.
Audit Fees. The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for the audit of the Investors Bancorp’s annual financial statements, review of the financial statements included in the Investors Bancorp’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements were $890,000 and $830,000 during the years ended December 31, 2013 and 2012, respectively.
Audit Related Fees. The aggregate fees billed to Investors Bancorp for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, were $98,000 and $108,500 during the years ended December 31, 2013 and 2012, respectively. These services included audits of employee benefit plans and compliance audits for a subsidiary of the Company.
Tax Fees. The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning were $130,340 and $103,900 during the years ended December 31, 2013 and 2012, respectively.
All Other Fees. There were no “Other Fees” during the years ended December 31, 2013 and 2012.
The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as Investors Bancorp’s independent registered public accounting firm.
The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The full Audit Committee pre-approves all other services to be performed by the independent registered public accounting firm and the related fees.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS
As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matter shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy in accordance with their best judgment as to any matters that fall within the purposes set forth in the notice of Annual Meeting.
STOCKHOLDER PROPOSALS
To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Investors Bancorp’s executive office, 101 JFK Parkway, Short Hills, New Jersey 07078, no later than December 4, 2014. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING
The Bylaws of Investors Bancorp also provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of Investors Bancorp not less than 90 days prior to the date of Investors Bancorp’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Investors Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal under SEC Rule 14a-8. In accordance with the foregoing, in order for a proposal or a nomination to be brought before the annual meeting of stockholders to be held following the year ending December 31, 2014, notice must be provided to the Corporate Secretary by January 2, 2015.
THE FOLLOWING DOCUMENTS ARE AVAILABLE ON THE “GOVERNANCE DOCUMENTS” SECTION OF THE “INVESTOR RELATIONS” PAGE OF THE INVESTORS BANK’S WEBSITE AT WWW.MYINVESTORSBANK.COM :

—	AUDIT COMMITTEE CHARTER

—	COMPENSATION AND BENEFITS COMMITTEE CHARTER

—	NOMINATING AND CORPORATE GOVERNANCE CHARTER

—	INVESTORS BANCORP’S CORPORATE GOVERNANCE GUIDELINES

—	INVESTORS BANCORP’S CODE OF BUSINESS CONDUCT AND ETHICS

—	INVESTORS BANCORP’S INDEPENDENCE STANDARDS
COPIES OF EACH WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, INVESTORS BANCORP, INC., 101 JFK PARKWAY, SHORT HILLS, NEW JERSEY 07078.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED IN YOUR PROXY CARD.
AN ADDITIONAL COPY OF INVESTORS BANCORP’S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SECURITIES AND

EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, INVESTORS BANCORP, INC., 101 JFK PARKWAY, SHORT HILLS, NEW JERSEY 07078. THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON THE “INVESTOR RELATIONS” PAGE OF THE INVESTORS BANK’S WEBSITE AT WWW.MYINVESTORSBANK.COM.

INVESTORS BANCORP, INC. — ANNUAL MEETING, MAY 1, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

https://www.myinvestorsbank.com

You can vote in one of three ways:

1. Call **toll free 1-855-719-4512** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.rtcoproxy.com/5877** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the reverse side)

REVOCABLE PROXY

Investors Bancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS
May 1, 2014
9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) signing this proxy card hereby appoints the official proxy committee consisting of the Board of Directors (other than the nominees for directors set forth on the reverse side) with full powers of substitution to act as attorneys and proxies for the stockholder(s) to vote all shares of common stock of Investors Bancorp, Inc. (the "Company") that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting") to be held at The Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey 07901 on May 1, 2014, at 9:00 a.m., local time and at any all adjournments thereof. The official proxy committee is authorized to cast all votes to which the stockholder(s) is entitled as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS AND NOMINEES LISTED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

8021

REVOCABLE PROXY
INVESTORS BANCORP, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-855-719-4512 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 1, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/5877 prior to 3 a.m., May 1, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Annual Meeting Materials are available at:
https://www.myinvestorsbank.com

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Comments:

____

____

____

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. The election as Directors of all nominees listed below, each for a three-year term:	☐	☐	☐

Nominees:

(01) Dennis M. Bone
(02) Doreen R. Byrnes
(03) William V. Cosgrove
(04) Brendan J. Dugan

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

	For	Against	Abstain
2. The approval of a non-binding, advisory proposal to approve the compensation paid to our named executive officers.	☐	☐	☐
3. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2014.	☐	☐	☐

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Annual Meeting, the Proxy Statement dated April 3, 2014 and the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one holder is required to sign.